SCHEDULE 14A
INFORMATION REQUIRED IN PROXY STATEMENT

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.______)

        Filed by the registrant   [X]

        Filed by a party other than the registrant   [   ]

        Check the appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]	Definitive Proxy Statement
[ ]	Definitive Additional Materials
[ ]	Soliciting Material Under Section 240.14a-12

TENNANT COMPANY
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	No fee required
[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transactions applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
[ ]	Fee paid previously with preliminary materials.
[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

Time and Date:	10:30 a.m. Central Daylight Time

Wednesday, April 29, 2009

Place:	Golden Valley Country Club

7001 Golden Valley Road

Golden Valley, Minnesota

Items of Business:	(1) To elect two directors to a three-year term, such that the total number of directors is eight;

(2) To ratify the appointment of KPMG LLP as the independent registered public accounting firm of the Company; and

(3) To act on any other business that may properly come before the Annual Meeting.

Who May Vote:	You may vote if you were a shareholder of record as of the close of business on March 2, 2009.
Proxy Voting:

It is important that your shares are voted, whether or not you attend the meeting. Please vote your shares, as instructed in the Notice of Internet Availability of Proxy Materials, by voting over the Internet or by telephone, as promptly as possible. You may also request a paper proxy card, which will include a reply envelope, to submit your vote by mail, as described in the Notice of Internet Availability of Proxy Materials. Your prompt response will help reduce solicitation costs incurred by us.

March 20, 2009	Heidi M. Hoard, Secretary

TENNANT COMPANY PROXY STATEMENT

Why did I receive a Notice of Internet Availability of Proxy Materials?

Tennant Company (“we,” “us,” “our,” “the Company”), on behalf of our Board of Directors, is supplying this Proxy Statement in order to obtain your Proxy vote in connection with the Annual Meeting of Shareholders.

The Annual Meeting will be held at the Golden Valley Country Club, 7001 Golden Valley Road, Golden Valley, Minnesota, on Wednesday, April 29, 2009, at 10:30 a.m. Central Daylight Time.

The Notice of Internet Availability of Proxy Materials is being mailed to shareholders on or about March 20, 2009.

How do I access the proxy materials?

Under rules of the Securities and Exchange Commission, we are furnishing proxy materials to our shareholders on the Internet, rather than mailing printed copies to our shareholders. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one as instructed in that notice. Instead, the Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review the proxy materials on the Internet. If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials.

What is a Proxy?

The Proxy serves as a ballot for elections to our Board of Directors, as well as listing information about any other items to be discussed and voted on at the Annual Meeting. It allows an authorized agent to act on your behalf in the event you do not attend the Annual Meeting in person.

Who is entitled to vote?

You may vote if you owned shares of our Common Stock as of the close of business on March 2, 2009. As of March 2, 2009, there were 18,284,606 shares of Common Stock outstanding, each entitled to one vote.

How do I vote?

You may vote in one of four ways:

1.	By Internet

You may access the website at www.proxyvote.com to cast your vote 24 hours a day, 7 days a week, until 11:59 p.m. (EST) on April 28, 2009. Please have your Notice of Internet Availability of Proxy Materials or, if you have requested one, your Proxy Card, in hand and the last four digits of your social security number available to verify your identity. Follow the instructions provided to obtain your records and create an electronic ballot.

2.	By Phone

You may call 1-800-690-6903 by using any touch-tone phone, 24 hours a day, 7 days a week, until 11:59 p.m. (EST) on April 28, 2009. Have your Notice of Internet Availability of Proxy Materials or, if you

have requested one, your Proxy Card, in hand when calling. You will need to provide the last four digits of your social security number to verify your identity. Follow the voice prompts to cast your vote.

3.	By Mail

Request a Proxy Card from us by following the instructions on your Notice of Internet Availability of Proxy Materials. Mark, sign and date your Proxy Card and return it in the postage-paid envelope that will be provided, or return it to Tennant Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

4.	In person at the Annual Meeting

All shareholders may vote in person at the Annual Meeting. Paper ballots will be available for voting at the meeting.

Shareholders who hold their shares beneficially in street name, through a broker or bank, may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions received from your broker or bank to vote your shares.

How is my Proxy voted?

Shares represented by Proxy will be voted in the following manner:

•	As specified by the Proxy, or
•	Where a Proxy is submitted, but no specification is given, shares will be voted FOR all nominees and proposals in this Proxy Statement.

Why should I vote?

Your vote is important! It ensures that your ownership interests are represented even if you are unable to attend the Annual Meeting in person. A promptly voted Proxy will save us additional solicitation expense.

Can I change my Proxy vote even after it is submitted?

Proxies may be revoked at any time before being voted at the Annual Meeting. The Proxy may be revoked only by use of the following methods:

•	Sending written notice of revocation to the Company’s address listed on page 3 of this Proxy Statement
•	Revoking in person at the Annual Meeting
•	Delivering a later dated Proxy to an officer of the Company

Personal attendance and voting in person will not revoke a written Proxy.

How many votes are needed to hold the Annual Meeting?

The meeting can take place when holders of a majority of the outstanding common stock, either in person or by Proxy, are present at the meeting. This is known as a quorum. Abstentions and broker non-votes will be counted as present when determining whether a quorum exists.

How many votes are needed to elect directors?

As established by Minnesota Statute 302A.215, the affirmative vote of a plurality of outstanding shares present and entitled to vote is required to elect each director nominated. The director nominees with the most votes will be elected. If you (or a broker), either in person or by Proxy, withhold or do not give authority to vote for a director, your shares will not be voted in favor of such director nominee.

How many votes are needed to approve the other proposals at the Annual Meeting?

The affirmative vote of the holders of a majority of the outstanding shares present and entitled to vote is required to ratify KPMG as our independent registered public accounting firm. For this purpose, a shareholder voting through a Proxy who abstains with respect to ratification of KPMG is considered to be present and entitled to vote on these matters at the Annual Meeting, and is in effect a negative vote; however, broker non-votes will not be counted as votes on these matters and will have no effect.

What other matters will be decided at the Annual Meeting?

As of the date this Proxy Statement was filed, we are not aware of any other matters to be acted upon at the Annual Meeting, other than the items already listed.

If other matters are properly raised for consideration at the Annual Meeting, the Proxies designated by our Board of Directors will have the authority to vote on such matters in accordance with their discretion.

What address should I use for correspondence with the Company?

Our principal executive office is located at 701 North Lilac Drive, P.O. Box 1452, Minneapolis, Minnesota, 55440-1452.

BOARD OF DIRECTORS INFORMATION

Director nominees for terms expiring in 2012 (Class II Directors):

JEFFREY A. BALAGNA, 48	Director Since 2004
•	President and Chief Executive Officer, Carlson Marketing Worldwide, a marketing, travel and hospitality company, since August 2008
•	Executive Vice President, Chief Information Officer and Customer Technology Officer at Carlson Companies from July 2005-2008
•	Senior Vice President and Chief Information Officer of Medtronic, Inc., from 2001-2005
•	General Manager – Operations and eBusiness at General Electric Medical Systems America from 1999-2001
•	Member of the Audit and Executive Committees

STEVEN A. SONNENBERG, 56	Director Since 2005
•	Executive Vice President, Emerson Electric Company & Business Leader, Emerson Process Management, a technology and engineering company, since October 2008
•	President of Rosemount, Inc., a division of Emerson Electric Company, from January 2002-2008
•	Held various positions with Rosemount and Emerson, including General Manager of Rosemount China and most recently President of Emerson Process Management Asia Pacific, from 1992-2002
•	Member of the Compensation, Governance and Executive Committees

Directors whose terms expire in 2010 (Class III Directors)

WILLIAM F. AUSTEN, 50	Director Since 2007
•

Vice President, Operations, Bemis Company, the largest flexible packaging company in the Americas and a major manufacturer of pressure-sensitive materials used for labels, decoration and signage, since 2004

•	President and Chief Executive Officer of Morgan Adhesives Company from 2000-2004 prior to its acquisition by Bemis
•	Held various positions with General Electric Company from 1980-2000, culminating in General Manager, Switch Gear Business
•	Member of the Compensation, Governance and Executive Committees

JAMES T. HALE, 68	Director Since 2001
•	Corporate Governance Consultant since 2004
•	Executive Vice President, General Counsel and Corporate Secretary of Target Corporation from 2000-2004
•	Senior Vice President, General Counsel and Corporate Secretary of Target Corporation from 1981-2000
•	Held various Vice President positions at General Mills, Inc., from 1979-1981
•	Practiced law at Faegre and Benson LLP from 1966-1979
•	Chair of the Governance Committee, member of the Compensation and Executive Committees

Directors whose terms expire in 2010 (Class III Directors)

H. CHRIS KILLINGSTAD, 53	Director Since 2005
•	President and Chief Executive Officer, Tennant Company, since December 2005
•	Vice President – North America for Tennant Company, from 2002-2005
•	Held several senior management positions with The Pillsbury Company, including Senior Vice President and General Manager, from 1990-2002
•	International Business Development Manager at Pepsi Cola International, from 1982-1990
•	Financial Manager for General Electric, from 1978-1980

Directors whose terms expire in 2011 (Class I Directors):

CAROL S. EICHER, 50	Director Since 2008
•	Vice President/Global Business Director, Primary Materials and Process Chemicals, Rohm and Hass Company, a developer of solutions for the specialty materials industry, since 2003
•	General Manager, Americas & Europe, Electronics, Organic Specialties for Rohm and Haas, from 2001-2003
•	Business Director, Organic Specialties for Rohm and Haas, from 2000-2001
•	Held various senior management positions with Ashland Chemical Company, a division of Ashland, Inc., from 1992-2000
•	Held various management positions with E.I. DuPont de Nemours and Company, Inc., from 1979-1992
•	Member of the Audit and Executive Committees

DAVID MATHIESON, 54	Director Since 2006
•	Senior Vice President and Chief Financial Officer, RSC Holdings, Inc., a provider of equipment rental services, since January 2008
•

Vice President and Chief Financial Officer and European Finance Director of Brady Corporation, an international manufacturer and marketer of identification solutions and specialty materials from 2001-2007

•	Held a number of executive positions with Honeywell International, Inc., from 1981-2001, including Vice President and Chief Financial Officer of Honeywell Europe
•	A Scotland native who is a Fellow of the Institute of Chartered Management Accountants and studied for this at Glasgow Caledonian University
•	Chair of the Audit Committee, member of the Governance and Executive Committees

STEPHEN G. SHANK, 65	Director Since 2000
•	Chairman of the Board, Capella Education Company, an accredited online university offering undergraduate and graduate degree programs, since 1993, Chief Executive Officer from 1993-March 2009
•	Chairman and Chief Executive Officer of Tonka Corporation from 1979-1991, and as General Counsel from 1974-1978
•	Began his career as an attorney at Dorsey & Whitney in 1972
•	Chair of the Compensation and Executive Committees, member of the Governance Committee

Board and Committee Meetings and Attendance

During 2008, our Board of Directors met on seven occasions. All incumbent directors attended at least 85% of Board and respective Committee meetings of which they serve except for Mr. Balagna, who attended 65% of such meetings. The standing committees of the Board are the Audit, Compensation, Governance and Executive Committees.

Board Committees

Audit Committee

The Audit Committee is comprised of David Mathieson (Chair), Jeffrey A. Balagna, Carol S. Eicher, and Edwin L. Russell. The Audit Committee operates under a written charter adopted by our Board of Directors, which was most recently amended on February 17, 2009. The primary functions of the Audit Committee are to oversee:

•	The integrity of our financial statements,
•	Our compliance with legal and regulatory requirements,
•	The independent registered public accounting firm’s qualifications, independence and performance,
•	The performance of our internal audit function, and
•	Our system of internal controls over financial reporting.

The Audit Committee is required to meet no less than four times throughout the year and in 2008 met on ten occasions.

The Board of Directors utilizes the listing standards of the New York Stock Exchange to determine whether the Audit Committee members possess the requisite financial literacy to serve on the Committee. They must also meet the criteria of independence under the New York Stock Exchange listing standards as well as those of the Securities Exchange Act of 1934. The members must be free of any relationship that would interfere with their exercise of independent judgment. The Board of Directors has determined that all Audit Committee members are financially literate and independent.

At least one member of the Audit Committee must have accounting or related financial management expertise as required by New York Stock Exchange rules. The Audit Committee endeavors to have at all times a member who qualifies as an “audit committee financial expert” as defined by the Securities and Exchange Commission. Our Board of Directors has determined that Mr. Mathieson satisfies the requirements of an “audit committee financial expert” and that his expertise has been acquired through training and relevant experience.

Compensation Committee

The Compensation Committee is comprised of Stephen G. Shank (Chair), William F. Austen, James T. Hale, Edwin L. Russell, and Steven A. Sonnenberg. The Compensation Committee operates under a written charter adopted by our Board of Directors, which was most recently amended on December 19, 2006. The primary functions of the Compensation Committee are to assist us in maximizing shareholder value by ensuring that executive officers are compensated in accordance with our philosophy, objectives and policies. Specifically, the Compensation Committee has established a total compensation policy that:

•	Supports our overall strategy and objectives,
•	Attracts and retains key executives,
•	Links total compensation to financial performance and the attainment of strategic objectives, and
•	Provides competitive total compensation opportunities at a reasonable cost while enhancing shareholder value creation.

The Compensation Committee sets the compensation for our key executives and evaluates their compensation against performance goals and objectives. The Committee also recommends pay levels for Board members including retainers, fees, and benefits for vote by the full Board. Given the inherent conflict of directors setting their own pay levels, these recommendations are reviewed by third parties such as our human resources department and outside consultants.

The Compensation Committee is required to meet no less than two times throughout the year and in 2008 met on three occasions.

Our Board of Directors appoints members to the Compensation Committee who meet the criteria of independence under New York Stock Exchange listing standards, the Internal Revenue Code and the Securities Exchange Act of 1934. The Compensation Committee members must also be free of any relationship that would interfere with their exercise of independent judgment. Our Board of Directors has determined that all Compensation Committee members are independent as required by applicable rules and regulations.

The Compensation Committee has the authority to engage outside compensation consultants. Previously, the Compensation Committee retained Towers Perrin as its independent compensation consultant to provide market data and information on competitive practices to the Compensation Committee as it made decisions on certain matters related to executive officer and non-employee director compensation. The Committee made use of the advice from Towers Perrin for the compensation program in effect in 2008.

In July of 2008, the Compensation Committee retained Hewitt Associates to provide independent compensation consulting services with respect to future executive compensation, bonus plans and other matters regarding the Company’s compensation and equity plans as well as to study and make recommendations regarding non-employee director compensation. The Committee specifically requested that Hewitt (i) consider and make recommendations regarding the Company’s comparator group based upon size and industry, (ii) propose a simplified market and performance-based compensation program for 2009, and (iii) propose revised short-term and long-term incentive plans to better address the Company’s current strategic priorities. It was also contemplated that at some time in 2009, Hewitt would examine and make recommendations regarding non-employee director compensation. Additional information about the role of the compensation consultant is set forth below under “Compensation Discussion and Analysis.”

Governance Committee

The Governance Committee is comprised of James T. Hale (Chair), William F. Austen, David Mathieson, Stephen G. Shank, and Steven A. Sonnenberg. The Governance Committee operates under a written charter adopted by our Board of Directors, which was most recently amended on February 18, 2004. The primary purpose of the Governance Committee is to:

•	Assist the Board in identifying individuals qualified to become Board members,
•	Determine the composition of the Board and its Committees,
•	Lead the Board in its annual review of the Board’s performance, and
•	Develop and recommend to the Board our Corporate Governance Principles.

The Governance Committee met on three occasions during 2008.

The Governance Committee members must meet the criteria of independence under New York Stock Exchange listing standards, and also be free of any relationship that would interfere with their exercise of independent judgment. Our Board of Directors has determined that all Governance Committee members meet these independence standards.

Executive Committee

The Executive Committee is comprised of Stephen G. Shank (Chair), William F. Austen, Jeffrey A. Balagna, Carol S. Eicher, James T. Hale, David Mathieson, Edwin L. Russell, and Steven A. Sonnenberg. The Executive Committee operates under a written charter adopted by the Board of Directors which was most recently amended on February 18, 2004. The primary purpose of the Executive Committee is to review such matters and take such actions as are appropriate to be reviewed or taken by all of the non-employee directors of the Board, including the annual review of the Chief Executive Officer’s (“CEO”) performance and the review and approval of our management succession plan.

The Executive Committee is to meet no less than four times throughout the year and in 2008 met on four occasions following regularly scheduled Board meetings.

The Executive Committee is composed of all non-employee Board members who meet the criteria of independence under New York Stock Exchange listing standards and who also are free of any relationship that would interfere with their exercise of independent judgment. Mr. Shank, who serves as Chair of the Executive Committee, presides at all such meetings.

Committee Charters and Other Governance Documents

Each of the Committees of our Board of Directors has a written charter that sets forth the Committee’s purpose and responsibilities. All of the charters are available on the Company’s website at www.tennantco.com, by going to “Investor Relations” and then clicking on “Corporate Governance.” We have also adopted Corporate Governance Principles and a Business Ethics Guide, both of which are also available on our website. We will provide printed copies of our charters, Corporate Governance Principles or Business Ethics Guide upon request to Investor Relations, Tennant Company, 701 North Lilac Drive, P.O. Box 1452, Minneapolis, MN 55440-1452.

Committee Member Appointment and Director Independence

Audit, Compensation, Executive and Governance Committee Appointment

Our Board appoints members of its Committees annually upon recommendation of the Governance Committee after taking into account the desires, experiences and expertise of individual directors, the recommendations of the CEO and the benefits of rotating Committee membership.

Director Independence

Our Board of Directors uses criteria established by the New York Stock Exchange and the Securities and Exchange Commission to determine director independence. The Governance Committee reviews relevant information no less than annually to determine whether the Board members meet the applicable criteria. Our Board of Directors has determined that Ms. Eicher and Messrs. Austen, Balagna, Hale, Mathieson, Russell, Shank, and Sonnenberg are independent based on the standards referred to above.

The only relationships that exist between our directors and our Company or management are ordinary course of business commercial transactions involving the purchase of the Company’s products and services by companies that employ certain of our directors. These transactions were considered by our Board of Directors in determining the independence of our Directors. The Board of Directors considered the fact that Mr. Balagna is an executive officer of Carlson Companies, and Mr. Sonnenberg is an executive with Emerson Electric Company, both of which companies purchased goods and services from us in 2008 in amounts that were less than 1% of our total sales for the year. Based on the relevant facts and circumstances, neither Mr. Balagna nor Mr. Sonnenberg have a material interest in these transactions. In addition, certain of our other non-employee directors are affiliated with entities that have business relationships with us involving the purchase and sale of products and services; however, the amounts were less than $120,000 in 2008. The Board was provided with this information and concluded that none of the relationships interfere with the independence of these Directors or present a conflict of interest.

Nominations for the Board of Directors

The Governance Committee of the Board of Directors is responsible for recommending nominees for election to the Board of Directors. As required by our Corporate Governance Principles, this Committee is responsible for reviewing with our Board, on an annual basis, the requisite skills and characteristics of individual members. The Committee must also balance the composition of the Board of Directors as a whole with the needs of our Company. The Governance Committee reviews all director nominees and recommends to the Board of Directors those persons whose attributes it believes are most beneficial to our Company.

The Committee’s assessment of each director nominee takes into consideration the needs of the Board, the ability to effectively represent the shareholders and stakeholders generally, as well as the following attributes:

•	Experience	•	Skills
•	Diversity	•	Competence
•	Integrity	•	Dedication

The Committee also considers our Corporate Governance Principles, which include consideration of the following factors when considering director nominees:

•	The size of the Board	•	Other board service
•	Directors with job changes	•	Retirement
•	Director terms	•	Independence matters

The Governance Committee will consider director candidates recommended by shareholders. Shareholder recommendations must be accompanied by a sufficiently detailed description of the candidate’s background and qualifications. The Committee will evaluate the candidate using the same aforementioned criteria. To recommend a qualified candidate, shareholders should write to the Chair of the Governance Committee at our principal executive office listed on page 3.

If a shareholder wishes to nominate a director other than a person nominated by the Board of Directors, under our Restated Articles of Incorporation a shareholder of record must submit to our secretary a written request that a person’s name be placed in nomination. This request must be received not less than 75 days prior to the date fixed for the meeting, along with the written consent of the proposed nominee to serve as a director.

Communication with the Board of Directors

All interested parties, including shareholders, may communicate with the independent members of the Board of Directors by writing to the Chair of the Executive Committee at:

ATTN: General Counsel, Mail Drop #29

Tennant Company

701 North Lilac Drive

P. O. Box 1452

Minneapolis, MN 55440-1452

All of the communications will be delivered to the General Counsel who will forward communications to the appropriate member(s) of the Board of Directors to address the matter.

Director Compensation for 2008

Non-employee directors are compensated with an annual cash retainer of $30,000, meeting fees of $1,000 per meeting, and annual grants of 1,500 shares of restricted stock and 2,000 stock options. Committee chairs receive an additional cash stipend of $5,000, except for the Audit Committee chair, who receives a $10,000 stipend. Fees earned may be paid in cash or elected to be deferred. With the exception of meeting fees, all other compensation paid to our directors who joined the Board between shareholder meetings is pro-rated for partial years of Board service. All directors operate under this compensation arrangement. Each Board Year commences on the date of the annual meeting of shareholders in such year.

The non-employee director compensation package was last reviewed by the Compensation Committee and its then outside consultant, Towers Perrin, in December of 2007. As a result of the Compensation Committee’s recommendation, the Board did not change the non-employee director compensation programs for the 2008 Board year.

The Board adopted a stock ownership goal for non-employee directors of five times their annual cash retainer paid by the Company, to be attained within five years from the date of election to the Board. Directors who have served on our Board of Directors for five years or more have achieved their goals. Newer Board members are on pace for achieving their ownership targets within the five-year period.

The table below summarizes compensation paid to non-employee directors for fiscal 2008:

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)(4)	Stock Awards ($)(5)(8)	Option Awards ($)(6)(8)	All Other Compensation ($)(7)	Total ($)
William F. Austen	42,000	31,538	15,227	5,736	94,501
Jeffrey A. Balagna	41,000	43,565	21,377	11,550	117,492
Carol S. Eicher(1)	26,959	3,991	1,630	272	32,852
James T. Hale	48,000	49,565	21,377	5,669	124,611
Pamela K. Knous(2)	—	—	(11,989)	6,551	(5,438)
David Mathieson	59,000	35,132	18,046	1,760	113,938
Edwin L. Russell	49,000	43,565	21,377	9,522	123,464
Stephen G. Shank	48,000	43,565	21,377	6,498	119,440
Frank L. Sims(3)	—	—	143	—	143
Steven A. Sonnenberg	41,000	44,406	20,880	2,564	108,849

____________________

(1)

Ms. Eicher was appointed to the Tennant Company Board on August 19, 2008. The amount of Ms. Eicher’s annual cash retainer and stock option and restricted stock awards for 2008 were prorated to account for her partial year of service.

(2)

Ms. Knous resigned from service as a Tennant Company Board Member as of February 14, 2008. The Option Awards amount reflects the reversal of compensation expense we recognized for vested stock options that terminated upon her resignation.

(3)

Mr. Sims resigned from service as a Tennant Company Board Member as of January 1, 2008. The additional expense for Mr. Sims is related to the accelerated vesting of his equity awards upon his resignation from our Board.

(4)	Includes annual retainer and meeting fees paid in cash as well as deferred.
(5)

We determine the fair value of the stock awards as of the date of grant and recognize the expense over the applicable vesting period. Amounts represent compensation costs recognized by us during 2007 for financial statement reporting purposes under Statement of Financial Accounting Standards No. 123, Share-Based Payment - Revised 2004 (“SFAS No. 123(R)”), based on the valuation of stock awards granted in 2008 and prior years utilizing the assumptions discussed in Footnote 15 to our financial statements for the year ended December 31, 2008, but disregarding any estimate of service-based forfeitures. The grant date fair values of restricted stock awards granted in 2008 were $32,614 for 1,048 shares of restricted stock issued to Ms. Eicher on August 19, 2008, and $53,415 for 1,500 shares of restricted stock issued to each of the other directors serving on April 29, 2008.

(6)

Valuation of option awards is based on the compensation cost recognized by us during 2008 for financial statement reporting purposes under SFAS No. 123(R) for awards granted in 2008 and prior years utilizing assumptions discussed in Footnote 15 to our financial statements for the fiscal year ended December 31, 2008, but disregarding any estimate of service-based forfeitures. The grant date fair values of option awards granted in 2008 were $13,309 for options to purchase 1,397 shares granted to Ms. Eicher on August 19, 2008, and $24,323 for options to purchase 2,000 shares granted to each director on April 29, 2008. Please see Stock and Option Awards table below for further detail.

(7)

All Other Compensation consists of dividend payments to all directors except Mr. Sims, and of tax gross-ups paid to Mr. Austen and Mr. Balagna due to the Company’s error in administering their deferral elections.

(8)	The following table shows the aggregate number of stock awards and option awards held by each person who served as a director during 2008, as of December 31, 2008:

STOCK AND OPTION AWARDS

Name	Outstanding Shares (#)	Outstanding Options (#)
William F. Austen	3,329	4,438
Jeffrey A. Balagna	6,432	10,000
Carol S. Eicher	1,048	1,397
James T. Hale	11,276	20,000
Pamela K. Knous	—	—
David Mathieson	3,760	5,014
Edwin L. Russell	18,686	7,334
Stephen G. Shank	11,932	21,800
Frank L. Sims	—	25,000
Steven A. Sonnenberg	5,242	7,484

ITEM 1 – ELECTION OF DIRECTORS

Our Restated Articles of Incorporation state that directors are elected for staggered three-year terms, with approximately one-third of the directors elected each year.

At the Annual Meeting, two directors are to be elected. If elected, each will serve a three-year term to expire at the time of the Annual Meeting in 2012 and, in each case, until their successors are elected and have qualified. Each nominee has expressed his willingness to serve. In the event that any of the nominees is not a candidate at the Annual Meeting, it is the intention of the named Proxies on the enclosed Proxy Card to vote in favor of the remaining named nominees and to vote for a substitute nominee selected by the Governance Committee.

Our Board of Directors, upon recommendation of the Governance Committee, has designated Jeffrey A. Balagna and Steven A. Sonnenberg as nominees for election at the 2009 Annual Meeting to serve a three-year term expiring in 2012.

Our Board of Directors, upon recommendation of the Governance Committee, recommends a vote FOR each of the director nominees.

AUDIT COMMITTEE AND INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM INFORMATION

Fees Paid to Independent Registered Public Accounting Firm

The following table represents fees for professional services rendered by KPMG for the audit of our annual consolidated financial statements and fees billed for tax services rendered by KPMG for the years ended December 31, 2008, and 2007:

Description of Fees	2008 Amount	2007 Amount
Audit Fees(1)	$979,000	$967,000
Audit-Related Fees(2)	44,000	145,000
Tax Fees(3)	234,000	146,000
Total	$1,257,000	$1,258,000

____________________

(1)

Audit Fees for 2008 and 2007 include professional services rendered in connection with the audit of our consolidated financial statements, including quarterly reviews, statutory audits of certain of our international subsidiaries and the audit of internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Audit-Related Fees consisted primarily of accounting consultations in connection with acquisitions.
(3)	Tax Fees for 2008 and 2007 consisted primarily of international expatriate tax services and international tax compliance and consulting services.

The Audit Committee has adopted a Pre-Approval Policy for Non-Audit Services, which appears on our website as an exhibit to the Audit Committee charter. All services were performed in compliance with the Pre-Approval Policy. The Audit Committee has determined that the provision of the above non-audit services was compatible with maintaining the independence of our independent registered public accounting firm.

Audit Committee Report

The Audit Committee’s meetings are designed to facilitate and encourage private communication between the Committee and our independent registered public accounting firm, KPMG. In addition, the Committee complied with its charter responsibilities. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management. The Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 114 (Communication with Audit Committees).

Our independent registered public accounting firm also provided to the Committee the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding independence, and the Committee discussed with the independent registered public accounting firm the firm’s independence.

Based upon the Committee’s discussion with management and the independent registered public accounting firm and the Committee’s review of audited consolidated financial statements and the report of the independent registered public accounting firm to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

Members of the Audit Committee

David Mathieson (Chair)	Jeffrey A. Balagna	Carol S. Eicher	Edwin L. Russell

ITEM 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, the shareholders will vote on the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the year ending December 31, 2009.

KPMG is an independent registered public accounting firm that has audited our accounts annually since 1954. We have been advised that a representative of the firm will attend the Annual Meeting. The representative will be available to respond to appropriate questions and will be given the opportunity to make a statement if the firm so desires.

Our Board of Directors, upon recommendation of the Audit Committee, recommends a vote FOR ratification of KPMG LLP as our independent registered public accounting firm.

EXECUTIVE COMPENSATION INFORMATION

Compensation Discussion and Analysis

Overview

The Compensation Committee of our Board of Directors (the “Committee”) administers and makes decisions regarding our executive compensation and benefit programs. The following discussion should be read in conjunction with the Summary Compensation Table and related tables and footnote disclosure setting forth the compensation of our CEO and other executive officers named in the Summary Compensation Table (the “Named Executives”).

For 2008, as in past years, the variable portions of executive compensation were based on year-over-year Economic Profit (“EP”) improvement, a metric chosen to drive our operating improvement strategy. Due to the recession, related credit crisis and significant deterioration of business conditions in North America and Europe in the fourth quarter of 2008, there was no year-over-year EP improvement in 2008 and therefore our executive officers, including the Named Executives, did not earn awards under the 2008 short-term incentive plan or under the 2006 long-term incentive plan. Other long-term incentive plan awards will also be negatively impacted by the 2008 results. As a result of the economic conditions at the start of 2009, the Committee decided, taking into account the recommendation of management, that there would be no increase of the base salaries for the executive officers for 2009.

For 2009, the Committee approved new performance metrics for the 2009 short-term incentive plan, reflecting a desire to focus on operating profit and operating cash flow. It redesigned the 2009 long-term incentive plan to focus on stock appreciation over the next three years. See the 2009 STIP and 2009 LTIP sections described below for a description of these metrics and plan revisions.

Compensation Objectives

Our overall objective is to align executive compensation with the short- and long-term goals of our Company and with our shareholders. In addition, we seek to offer a program that provides a comprehensive compensation package that is competitive with those of similarly-sized U.S. durable goods manufacturing companies. Our compensation programs take into account that an executive’s actual compensation level may be greater or less than average competitive levels based on our annual and long-term financial performance against pre-established goals, the individual’s performance against financial goals, his or her individual objectives set at the beginning of the year, and the individual’s scope of responsibilities.

Specifically, our compensation programs are designed to:

•	Create a relationship between pay and performance by providing a strong link between our short- and long-term business goals and executive compensation,
•	Attract and retain high-caliber key executives who can create long-term financial success for our Company and enhance shareholder return,
•	Motivate executives to achieve our goals by placing a significant portion of pay at risk, and

•	Align the interests of executives with those of our shareholders by providing a significant portion of compensation in stock-based awards.

In 2008, with the above goals in mind, the Committee allocated each executive’s total target compensation, which includes base salary, target short- and long-term variable pay plans with defined incentive targets and equity awards (“Total Compensation”), 50% to fixed compensation or base salary and 50% to a combination of equity and performance-based compensation. In February of 2009, in re-evaluating its overall compensation strategy, the Committee decided to increase the amount of the executives’ Total Compensation that was allocated to equity-based compensation.

Compensation Determination Process

For 2008, we set our executive’s Total Compensation, using two external data inputs: (i) proxy data from our predefined comparator group, and (ii) survey data from the Towers Perrin Executive Compensation Database. The data was collected and analyzed by Towers Perrin, the Committee’s former outside compensation consultant, and the analysis was reviewed with the Committee. The analysis was used by the Committee to set 2008 Total Compensation at approximately the 50th percentile of our marketplace, reflecting our desire to be competitive in the labor market.

For 2009, we set Total Compensation levels using input from the proxy data from the new comparator group, as discussed below, and survey data collected by Hewitt Associates. The Committee reviewed the data collected and analyzed by Hewitt Associates and used it to set Total Compensation.

As in past years, aside from external data points, the Committee also considered additional data when setting the executives’ Total Compensation, including (i) each executive’s performance, tenure, experience, management capabilities and contributions to our operations, and (ii) the tactical and strategic value to us of specific skill sets of certain key employees.

Comparator Group

For 2008, our comparator group consisted of durable goods manufacturing companies, many of which are within the same general business segment and/or compete with us for management talent. These are all public companies for which publicly available data can be obtained showing the compensation paid to the top executives at these companies.

For 2008, our comparator group consisted of the following:

Actuant Corporation
Arctic Cat, Inc.
Donaldson Company, Inc.
Gardner Denver, Inc.
Gorman-Rupp Company
Graco, Inc.
H.B. Fuller Company
IDEX Corporation
Katy Industries, Inc.
Martin Marietta Materials, Inc.

Milacron, Inc.
Modine Manufacturing Company
MTS Systems Corporation
Nordson Corporation
Polaris Industries, Inc.
Regal-Beloit Corporation
Robbins & Myers, Inc.
Stewart & Stevenson Services
Toro Company
Winnebago Industries, Inc.

While the general intention of the Committee is to maintain continuity of the comparator group from year to year, in its December 2008 meeting, the Committee approved a change in our comparator group which was used in benchmarking and setting 2009 Total Compensation for our executives. The changes to the comparator group were driven by a desire to include companies (i) with annual revenues more in line with ours, (ii) with a global presence, (iii) in the same general industry as us, and (iv) that are contained in Hewitt’s proprietary survey database, thereby giving the Committee access to more detailed compensation and plan design information. It was also important to the Committee that the revised comparator group would not create a bias in favor of either increasing or decreasing Total Compensation. The revised 22 company comparator group is listed below:

2009 Comparator Group	2008 Comparator Group Companies Removed from 2009 Comparator Group

Ameron International	Actuant Corporation
Chart Industries, Inc.	Arctic Cat, Inc.
Circor International, Inc.	Gardner Denver, Inc.
Donaldson Company, Inc.	Gorman-Rupp Company
Esco Technologies, Inc.	IDEX Corporation
Federal Signal Corporation	Katy Industries, Inc
Fuller (H.B.) Company	Martin Marietta Materials, Inc.
Graco Inc.	Modine Manufacturing Company
Johnson Outdoors	MTS Systems Corporation
Kaydon Corporation	Regal-Beloit Corporation
Milacron, Inc.	Stewart & Stevenson Services
Mueller Water Products, Inc.	Toro Company
Nordson Corporation	Winnebago Industries, Inc.
Omnova Solutions
Polaris Industries, Inc.
Robbins & Myers, Inc.
Sauer-Danfoss, Inc.
Thermadyne Holdings Corporation
Treadgear Corporation
Trimas Corporation
Valmont Industries, Inc.
Zep, Inc.

General Survey Data

For purposes of setting 2008 Total Compensation, the Committee received and reviewed general survey data collected by the Towers Perrin Executive Compensation Database and Towers Perrin’s analysis of that data. The data was gathered, and comparable survey positions identified, based on the core responsibilities of Tennant’s executive positions. The data was size-adjusted to Tennant’s revenue size using regression analysis. Regression analysis is a statistical technique for modeling the relationship between variables, which in this case, allows us to estimate the effect the size of a company’s revenue has on its compensation. Thus, we can adjust the compensation data to reflect differences in revenue size between Tennant and the companies in the comparison.

For purposes of setting 2009 Total Compensation, similar data was gathered and reviewed from the new comparator group, augmented with the Hewitt Associates Total Compensation Measurement™ survey data. Because the revenue of the companies in the new comparator group was more comparable to ours, it was not necessary to conduct a regression analysis.

Analysis of Data

When setting compensation levels for 2008, in addition to applying a regression analysis to size-adjust the general survey data, we also size-adjusted the compensation data from the comparator group. The competitive market compensation data is size-adjusted to reflect pay levels at organizations generally similar in size to Tennant based on revenue. The results were then used to assess the competitiveness of our compensation levels relative to our defined market. For 2008, Towers Perrin recommended and the Committee used the comparator group data to benchmark compensation for Messrs. Killingstad, Paulson and Westman. However, the general survey data was used to benchmark compensation for Messrs. Dybsky and Huijser because their positions were not consistently reported by the comparator group. This benchmark data served as a guideline for the Committee.

For 2009, we reviewed the compensation data presented by Hewitt Associates from the survey data relating to the comparator group companies. Their data enabled us to benchmark the positions of all the Named Executives.

Our compensation programs continue to take into account that an executive’s actual compensation level may be higher or lower based on our annual and long-term financial performance against pre-established goals, the individual’s performance against financial goals, his or her individual objectives set at the beginning of the year and the individual’s scope of responsibilities. All of these factors are considered by the Committee in setting compensation levels for the year.

Role of the Committee and the Executive Officers in the Compensation Process

The Committee ensures that our executive compensation and benefit programs are consistent with our compensation philosophy and other corporate goals and makes decisions regarding our Named Executives’ compensation and, subject to final approval from the Board of Directors, our CEO’s compensation. It is responsible for approving the Named Executives’ Total Compensation and analyzing other benefits and perquisites.

The Committee conducted a comprehensive review of the Named Executive compensation in February 2008. The Committee deliberated in executive session to determine the level of Total Compensation for the CEO to be recommended to the Board of Directors. The Executive Committee of the Board completed an annual performance evaluation on Mr. Killingstad in February 2008 and reviewed other internal performance evaluations, a competitive market analysis and information provided by our human resources staff which includes our Vice President, Administration, and Towers Perrin. For the other Named Executives, the Committee took into consideration, and gave considerable weight to the recommendations of the CEO, based on Company and individual performance evaluations, competitive market data and feedback provided by our human resources staff and Towers Perrin. The same general process was followed in February 2009 but using data provided by Hewitt Associates.

Compensation Elements

We seek to achieve our compensation objectives using the following elements of compensation:

Annual Compensation

Base Salary

On an annual basis, the Committee determines base salaries for executive officers including the Named Executives. We use base salaries to provide competitive compensation to attract and retain talented executives. The Committee considers the following factors in setting annual base salaries:

•	The individual’s experience and scope of responsibility,
•	The individual’s level of performance,
•	Any promotions or increases in responsibility, and
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Competitive salaries within the market, drawing on data from our compensation survey analysis and our comparator group (our compensation survey analysis and comparator group are described above under Compensation Determination Process).

For the calendar year 2008, the Committee increased Mr. Killingstad’s annual base salary from $525,000 to $580,125 effective March 1, 2008. The Committee considered Mr. Killingstad’s overall performance against his individual objectives and competitive market data from the comparator group in determining the amount of Mr. Killingstad’s base salary. Other executives’ salaries were adjusted based on similar criteria from the comparator group and the survey data collected by Towers Perrin.

For calendar year 2009, at the request of management and in response to the current global economic downturn, the Committee awarded no increases in annual base salary for the Named Executives.

Short-Term Incentives

2008 Short-Term Incentive Plan

Our 2008 Short-Term Incentive Plan (STIP) sought to reinforce the following objectives: (i) sound operational decision-making, (ii) leveraging capital investments, (iii) tying incentives to the business performance, and (iv) successfully meeting annual individual objectives. Awards were to be granted if there was year-over-year EP (defined below) improvement by the Company and/or its business units, and achievement of the executive’s predetermined individual objectives. As a result of the impact of the global economic downturn in the latter part of 2008, our EP decreased and thus yielded a zero payout for the Named Executives under the 2008 STIP.

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Financial Performance. For the 2008 STIP, we used business unit and Company-wide EP to measure performance against financial goals. EP is defined as our net operating profit after taxes less a charge for net assets used in the business. The primary factors that affect EP include: net sales less cost of sales, research & development expense, and selling and administration expense, tax rates, and a capital charge on net assets (including assets and liabilities such as inventories, receivables, property, plant and equipment, accounts payable and accrued expenses). For 2008, the Company-wide goal for 100% payout was $4.0 million EP improvement over 2007 EP results. This objective was not achieved.

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Individual Objectives. For the 2008 calendar year, each executive had annual performance objectives that were generally aligned with our strategic and operational objectives including immediate profit and/or long-term strategic goals. The CEO’s individual objectives were established in consultation with the Board. All other executive officers’ individual objectives and individual performance factors were identified in consultation with our CEO and the Vice President, Administration. At the end of the fiscal year, an individual performance factor, ranging from 0 to 115%, was to be determined based on the executive’s success in meeting his or her personal objectives and then factored into the calculation of the STIP payout, if one was earned. Thus, an individual’s payment could be positively or negatively affected by individual performance. However, if the financial performance objectives were not achieved, there would be no payouts regardless of individual performance.

Target awards under the 2008 STIP were stated as a percentage of an executive’s annual base salary, with the percentage based on an executive officer’s level within our Company and supported by competitive data from the Towers Perrin compensation survey analysis and our comparator group. The 2008 STIP target award for our CEO was set at 85% of annual base salary. The 2008 STIP target award for the remaining Named Executives ranged from 40% to 50% of annual base salary.

The 2008 STIP provided that actual cash awards could range from 0% to 200% of target. If our financial performance and the individual performance yielded a payout in excess of 200% of target, amounts in excess of 200% were to be paid in restricted shares that vest 50% per year over two years.

Under the 2008 STIP, the Committee was given the discretion to approve adjustments to the Company’s strategic goals for those situations where we made a material investment in our business that may have decreased our short-term financial performance but was believed would yield significant returns over time. Examples of potential adjustments, which the Committee could make in its discretion, included acquisitions, establishing new manufacturing plants, significant plant rationalizations, material one-time discrete tax adjustments and restructurings. In 2008, the Committee exercised its discretion approving adjustments to our goals to account for certain acquisitions and restructuring charges. However, because our EP improvement target under the 2008 STIP was not met and no payout was earned, such adjustments had no impact.

2009 Short-Term Incentive Plan

For 2009, the Committee redesigned the STIP by replacing the EP metric with Operating Profit (“OP”) (weighted 70%) and Operating Cash Flow (“OCF”) (weighted 30%) to evaluate our annual financial performance. OP is determined by measuring gross sales minus operating expenses, which include the cost of sales and selling and administration expenses. OCF is determined by calculating earnings before interest (excluding depreciation and amortization) minus taxes. The Committee selected these metrics because they (i) better balance growth and continued operational improvement, (ii) more directly measure results that would be impacted by strong performance of management, and (iii) are broadly used by other companies, easily understood by investors and reflect compensation-setting best practices.

Perquisites

Historically, in lieu of executive perquisites, we provided an annual grant of restricted stock, the terms of which are described below under Equity Awards. The value of such restricted stock awards for Named Executives in 2008 ranged from $11,995 to $24,998. For 2009, the Committee decided to provide the Named Executives with a cash payment to cover 2009 perquisites. The amount of the cash payment for the Named Executives ranges from $12,000 to $25,000.

In geographies where prevailing market practices provide, some executive officers may receive use of a Company automobile and other benefits. In 2008, Mr. Huijser, a citizen of The Netherlands, was the only Named Executive to receive a Company automobile and educational allowance for his children.

Special One-Time Payments

From time to time, as recommended by the Committee, the Board of Directors approves special one-time payments in the form of either hiring bonuses or performance recognition bonuses to reward executives for success in achieving special, one-time projects. For 2008, Mr. Huijser received a one-time performance recognition bonus of $25,000 in recognition of his work in completing various international acquisitions. No other discretionary payments were awarded to Named Executives for 2008.

Long-Term Compensation

We believe that enabling our executives to develop and maintain a significant long-term ownership in the Company through our stock-based plans aligns the interests of our executives with our shareholders’ interests by creating a close link between executive pay and shareholder return.

We offer several ways in which executives receive and maintain ownership of Company stock. Stock-based awards have typically been made available under our long-term incentive plans and restricted stock programs. The awards made under these plans are primarily settled in shares from our equity compensation plans.

Long-Term Incentive Plan

Prior to 2009

Prior to 2009, our Long-Term Incentive Plan (LTIP) was a rolling three-year program designed to provide executives with a direct financial incentive that paid 30% in cash and 70% in common stock upon achievement of our three-year Economic Profit improvement goals. Target awards and performance goals for each new three-year program were set annually, resulting in three plans running concurrently.

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EP improvement goals took several factors into account. Among other things, we considered (i) the financial goals of the annual operating and long-range strategic plans, both of which are set by management and reviewed and approved by the Board of Directors, (ii) analyst and First Call estimates for our earnings per share growth and comparable estimates for our Compensation Comparator group, and (iii) the cost of capital to run our Company.

•	Target award levels were established using competitive data from the Towers Perrin compensation survey analysis and our comparator group.
•	Actual award levels were based on performance and range from 0 to 200% of the target incentive.

As with the STIP, the Committee reserved the right to approve adjustments to our strategic goals for those situations where we made a significant investment in our business that may decrease our short-term financial performance but is believed will yield significant returns over time. Examples of potential adjustments, which the Committee could make in its discretion, included acquisitions, establishing new manufacturing plants, significant plant rationalizations, material one-time discrete tax adjustments and restructurings. When we make these adjustments, the investment is included in our capital base on a going forward basis and therefore raises our performance requirement in future years.

For the 2006 LTIP awards, the performance was based on our EP improvement goals for the fiscal year period from 2006 through 2008. The Committee exercised its discretion in approving adjustments to our goals to account for certain acquisitions, material one-time discrete tax adjustments and restructuring charges. However, as a result of a negative EP change during 2008 resulting in no payouts under the 2006 LTIP, these adjustments had no impact.

For the 2007 LTIP awards, performance will be based on our EP improvement goals for the fiscal year period from 2007 through 2009.

•

Negative EP change over the three-year period (2007-2009) would yield no payout based on financial performance. A positive EP improvement over the performance period would result in a minimum payout of 16%. A positive EP improvement of $7.8 million is required for a payout at 100% of target, and a positive EP improvement of $17.1 million is required for a payout at 200% of target based on financial performance. All other amounts would be interpolated.

For the 2008 LTIP awards, performance will be based on our EP improvement goals for the fiscal year period from 2008 through 2010.

•

Negative EP change over the three-year period (2008-2010) would yield no payout based on financial performance. A positive EP improvement of $13.0 million is required for a payout at 100% of target, and a positive EP improvement of $26.0 million is required for a payout at 200% of target based on financial performance. All other amounts would be interpolated.

The target LTIP awards for our Named Executives are set as a percentage of base salary. The CEO’s target has been set at 135% of his base salary for each of the 2006, 2007 and 2008 LTIP awards. The target LTIP awards for the other Named Executives generally range from 50% to 70% of base salary for these LTIP awards.

The Committee reserves the right to exercise negative discretion to reduce the amount of, or eliminate, an LTIP award that otherwise would be payable. Such determinations, except in the case of the LTIP award for the CEO, are made after considering the recommendations of the CEO. The Committee may also impose additional performance measures or modify performance measures applicable to participants except in the case where the action would result in the loss of an otherwise available exemption under §162(m) of the Internal Revenue Code, if it determines that the performance measures have become unsuitable as a result of certain events.

2009 LTIP

For 2009, the Committee redesigned the LTIP consistent with its desire to align the interests of executives with those of our shareholders by providing a significant portion of Total Compensation in equity-based awards. Another consideration in designing the 2009-2011 LTIP in this manner was the perceived inability to forecast a meaningful and appropriate three year set of performance metrics given the current state of the global economy. The 2009 LTIP for executive officers consists of three equity-based components: (i) non-qualified stock options (65%), (ii) restricted shares (15%), and (iii) Restricted Stock Units (“RSU’s”) (20%). Stock options have a ten-year term and vest ratably over three years. The restricted stock cliff vests after three years. The RSU’s will be paid out in cash at the end of the three year plan period.

Equity Awards

In conjunction with our annual and long term compensation programs, as well as in other limited circumstances, we provide restricted stock, stock option awards, deferred stock units, restricted stock units, and performance shares. The purpose of these awards is typically to attract new executives, to reward achievement of specific, pre-defined goals, or to replace perquisites while aligning our executives with shareholders’ interest by providing a portion of compensation in equity.

•	Restricted Stock Awards generally have time-based restrictions, lapsing after one to three years.
•

Stock Option Awards generally have a 10-year term and a graded three-year vesting schedule. Options granted prior to 2005 had, for certain participants, a one-time reload option upon exercise during the term. This feature, when triggered by an executive officer’s exercise of the original grant, results in a new stock option grant with the same terms and conditions of the grant being exercised but with an exercise price tied to the exercise date. We have not granted options with reload features since March 1, 2004, and do not plan to grant options with reload features in the future.

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Deferred Stock Units are awarded to participants who elect to defer a portion or all of their STIP or LTIP awards. For participants who elect this option for all or a portion of their STIP, the deferred portion is converted into deferred stock units having a fair market value as of the date of conversion of 120% of the amount deferred. These stock units are paid in stock and cash and any accrued dividends are paid in cash, three years following the year in which the award was earned. A participant who terminates prior to such date for reasons other than death, disability, or retirement, receives only the base number of units (equal to 100% of the amount deferred on the date of conversion) in stock and cash. A participant who terminates prior to such date for death, disability, or retirement, receives the base number of units and a pro-rata portion of the 20% premium units and any accrued dividends. Participants who elect to defer all or a portion of their LTIP may elect to have their funds converted into deferred stock units having a fair market value as of the date of the conversion. LTIP deferrals do not receive the 20% premium that is awarded with respect to STIP deferrals, but otherwise have the same features.

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Restricted Stock Units were awarded as part of the 2009 LTIP and will be paid in cash at the end of the three year vesting period. The restricted stock units are valued at the fair market value on the date of the grant and are paid out at the fair market value at the time the units vest.

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Other Awards may be granted from time-to-time. In 2005, our CEO received 40,000 performance units in connection with his promotion to CEO. The performance shares were to be earned if we achieved specified total shareholder return objectives. The agreement provided that if the total shareholder return as of November 30, 2008, after Mr. Killingstad’s third year as our CEO, was at least 40.61%, Mr. Killingstad would earn all of the shares under the award. Total shareholder return is calculated as the highest average of the fair market values of our stock during any consecutive 20 business days during the three months prior to the measurement date; minus the stock split-adjusted grant date stock price of $22.27; plus the sum of all dividends paid between the grant date and the measurement date; the result of which is divided by the grant date stock price. The Committee chose shareholder return as the metric for driving this award in order to further align Mr. Killingstad’s interest with that of the shareholders. Total shareholder return calculated as of November 30, 2008, under the agreement was 48.79%, and Mr. Killingstad was awarded the 40,000 shares.

Other Plans, Agreements and Special Payments

Executives may also receive payments through various other agreements and plans or in the event of special circumstances. These agreements and plans are typically required in the competitive environment to attract and retain talent.

Retirement Plans

The Named Executives are generally eligible to participate in the pension and welfare benefit programs that we sponsor, including the following qualified retirement plans:

Tennant Company Profit Sharing and Employee Stock Ownership Plan (“Profit Sharing Plan”). This plan is available to all eligible employees, as defined by the plan, and allows for pre-tax elective deferrals and a Company matching contribution of up to 3% of eligible compensation up to $230,000. Our matching contributions are made in the form of common stock delivered through our Employee Stock Ownership Plan. In addition, the plan allows profit sharing contributions by us based on our annual Company performance.

Tennant Company Pension Plan. This plan is a non-contributory defined benefit retirement plan that covers only those executives who were active participants in the Pension Plan on December 31, 2000, and who elected to continue participation under the Pension Plan sponsored by the Company. This plan was frozen and closed to new employees as of December 31, 2000.

Non-Qualified Deferred Compensation

In addition to tax-qualified retirement benefits provided under the plans referenced above, our executives are eligible for supplemental non-qualified pension benefits under the Tennant Company Executive Non-Qualified Deferred Compensation Plan. The intention of the plan is to provide participating individuals with benefits that would otherwise be available to them under our tax-qualified plans but for the application of limitations on benefits to highly-compensated employees imposed by the Internal Revenue Code of 1986. The plan is unfunded, meaning our obligation to make payments under the plan is unsecured. Specifically, this plan permits the following:

Defined Contribution Features

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Certain management and executive employees may defer income on a pre-tax basis in excess of the deferral amounts allowed under our tax-qualified Profit Sharing Plan. This income deferral feature is also available to Board members for deferral of retainer and meeting fees.

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Participating management and executive employees may receive discretionary Company contributions under this plan in the form of excess profit sharing and matching contributions not available to them under the Profit Sharing Plan.

Defined Benefit Feature

•	A defined benefit portion of the plan is intended to provide benefits not otherwise available to participants in the frozen tax-qualified Tennant Company Pension Plan.

Participants’ accounts are fully vested at all times except that a participant forfeits all Company discretionary matching contributions and profit sharing contributions in the event of termination for cause.

Pursuant to this plan, “cause” means (i) the participant’s gross negligence, fraud, disloyalty, dishonesty or willful violation of any law or significant policy, to the extent committed in connection with the position or (ii) the participant’s failure to substantially perform (for reasons other than disability) the duties reasonably assigned or appropriate to his or her position. In each case, the participant’s behavior must have resulted in a material adverse effect on the Company or an affiliate.

The plan came into existence on January 1, 2003, when the Company merged the Tennant Company Excess Benefit Plan into the Tennant Company Deferred Compensation Plan. By Committee action, the Plan was subsequently amended on December 18, 2006, and again on December 17, 2008, to account for changes to the Internal Revenue Code §409A, which governs non-qualified deferral plans, and to allow deferral of payments upon settlement of DSUs in the form of stock units. As a result of these regulatory changes, the Plan accommodates different benefit commencement dates depending on when amounts were deferred or contributed and which account within the Plan was selected by the employee. Benefits attributable to amounts contributed or deferred after January 1, 2003, and allocated to Account A, commence distribution within an administratively feasible time following the participant’s termination date, or if necessary to comply with Internal Revenue Code §409A, the payment will be delayed at least six months following termination. Benefits attributable to amounts deferred by a participant after January 1, 2003, and allocated to Account B, commence distribution on the date specified by the participant in the participant’s Deferral Election Agreement. Such distribution may not be earlier than two years following the beginning of the plan year in which the deferrals first began, unless the participant terminates, in which case distribution may occur within an administratively practicable period following termination, or if necessary to comply with Internal Revenue Code §409A, the payment will be delayed at least six months following termination.

Benefits attributable to deferrals made after January 1, 2003, Company contributions, and gains and losses credited thereon, are payable in either a lump sum or in quarterly installments over a period of up to 10 years. Benefits attributable to deferrals made prior to January 1, 2003, are payable in accordance with the participant’s Deferral Election Agreement which was executed prior to January 1, 2003.

Executive Employment Agreements and Management Agreements

The Committee has determined that we should provide certain post-termination benefits to our executives to obtain the benefits of their services and attention to our affairs. In exchange for the benefits we provide, our executives are required to agree to certain confidentiality, non-competition and cooperation covenants, which our Committee believes are valuable to us when an executive’s employment terminates. In addition, the Committee believes that we should provide an inducement for our executives to remain in the service of the Company in the event of any proposed or anticipated change in control of the Company and remain in service in order to facilitate an orderly transition in the event of a change in control of the Company, without placing the executive in a position where he or she is concerned about being terminated without compensation in connection with such a transaction. We also require executives to sign a release of their claims against us as a condition to receiving payments from us, and this release and the other covenants are more likely to be enforceable as a result of the benefits we provide to employees under these agreements. For these reasons, we have entered into Executive Employment Agreements and Management Agreements with our executives, including the Named Executives, the terms of which are described below under “Potential Payments upon Termination or Change in Control.”

Generally, the agreements only provide for benefits in the event the executive is terminated without cause; however, certain benefits are also provided if the executive voluntarily terminates his or her employment for good reason. The Committee believes that a termination by an executive for good reason may be conceptually the same as termination by the Company without cause. This is particularly true in the case of a change in control where a potential acquirer would otherwise have an incentive to constructively terminate the executive’s employment to avoid paying severance benefits. As a result, the definition of good reason in the context of a termination following a change in control is broader than the definition that applies to a termination prior to a change in control, These good reason definitions are described below under “Potential Payments upon Termination of Change in Control.” No payments become due merely upon a change in control, but rather only if the executive officer’s employment is terminated without cause or if the executive officer terminates for good reason following the change in control, which is often referred to as a “double trigger.”

The form and level of benefits provided under these agreements have been approved by the Committee based on historical practices at our Company and general information about the level of benefits provided by other companies with whom we compete for executive talent.

Our equity awards for all employees generally provide for acceleration of vesting, or lapse of restrictions, upon a change in control. The Committee believes that acceleration upon a change in control is appropriate to minimize the risk that executive officers might favor a transaction based on the likely impact on the executive officer’s equity awards, to increase the likelihood that the employees will remain with the Company after becoming aware of a pending or threatened change of control, and due to the increased likelihood that employees may be terminated by a successor through no fault of their own.

In 2008 Steven Coopersmith’s employment terminated with the Company and he received payment under his Executive Employment Agreement. The payments accrued in 2008 are set forth in the All Other Compensation column of the Summary Compensation Table and itemized in the Potential Payments Upon Termination or Change in Control section.

COMPENSATION POLICIES

Granting of Equity Awards

The Committee generally considers and approves equity awards for executives at its meeting each February, other than awards for new hires, or in connection with promotions, which are approved by the Committee at or shortly before the grant.

We have adopted an equity award approval policy to ensure that all equity awards are approved pursuant to proper authority, following a consistent process, and are reflected in appropriate documentation. Under the policy, equity awards that have an exercise price or number of shares that are based on the fair market value of our stock on the date of grant are only granted at times when trading is permitted under our insider trading policy. This policy ensures that the exercise price or number of shares is determined by reference to a stock price that reflects current information about our Company. The policy includes procedures for granting equity awards to our executives and non-employee directors, as well as all other employees. Under our plans, the exercise price of stock options is based on the fair market value on the date of grant. Our plans define fair market value as the closing price of our common stock on the preceding trading day.

Stock Ownership Guidelines

To align our executives’ interests with our shareholders’ interests, the Committee expects our executives to acquire significant equity ownership. We adopted these guidelines in 1993 and revised them most recently in 2004. The current guidelines require that within five years of service in an executive role, each executive must have achieved an equity ownership level equal to a specified multiple of his or her base salary.

The minimum equity ownership levels are five times annual base salary for our CEO and one times annual base salary for the other Named Executives. Ownership levels are calculated based on the estimated after-tax value of restricted and unrestricted shares, deferred stock units, shares held under our benefit plans and potential gains from vested and unvested options.

Due to the impact of the global economy on our current stock price, the Committee has waived compliance with the above-described ownership goals for 2009.

Internal Revenue Code §162(m)

We structure our compensation programs, where possible, to qualify for exemptions from the deduction limitations under the Internal Revenue Code §162(m). Certain of our compensation programs qualify for exemption from the deduction limitations of this section. The Committee retains the authority to authorize the payment of compensation that may not be deductible if it believes such payments would be in the best interests of the Company and our shareholders.

At our 2008 Annual Meeting of Shareholders, we received shareholder approval of the Tennant Company 2009 Short-Term Incentive Plan (the “Approved STIP”), which is a multi-year plan. Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to our covered officers to $1 million per year. This limitation does not apply to “performance-based compensation.” One of the conditions for qualification as “performance-based compensation” is that the shareholders must approve the material terms of the performance measures and re-approve those material terms every five years. Amounts paid under the objective performance measures established under the Approved STIP will, under current tax law, continue to qualify as performance-based compensation. Any award earned under the 2009 STIP to our Named Executives will be made under the Approved STIP. All compensation for 2008 qualified as fully deductible under §162(m).

Compensation Committee Interlocks and Insider Participation

The Committee is comprised entirely of independent, outside directors. No employee of our Company serves on the Committee. The Committee members have no interlocking relationships as defined by the SEC.

Compensation Committee Report

The Committee has discussed and reviewed the Compensation Discussion and Analysis with management. Based upon this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Compensation Committee

Stephen G. Shank (Chair)	William F. Austen James T. Hale	Edwin L. Russell Steven A. Sonnenberg

Summary Compensation Table

The following table sets forth the cash and non-cash compensation awarded to, earned by or expensed with respect to each person who served as Chief Executive Officer or Chief Financial Officer, the three other most highly compensated executive officers for 2008, and one former executive officer who is among the three other most highly compensated executive officers for 2008 because of right to payments under his executive employment agreement. The individuals set forth in this table comprise the list of Named Executives.

		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Name and Principal Position	Year	($)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)
H. Chris Killingstad	2008	569,524		23,965	—	—	—	49,237	642,726
President and Chief	2007	515,769		363,187	5,390	474,148	—	66,587	1,425,082
Executive Officer	2006	470,481		528,232	47,649	607,799	76	59,587	1,713,824

Thomas Paulson	2008	330,973		11,498	24,942	—	—	24,990	392,403
Vice President and Chief	2007	313,704		81,394	24,841	145,313	—	23,801	589,054
Financial Officer	2006	226,039		113,815	19,327	187,722	—	7,612	554,515

Thomas J. Dybsky	2008	276,707		24,632	51,593	—	38,281	19,699	410,912
Vice President,	2007	267,420		113,242	31,879	160,940	102,285	32,305	708,071
Administration	2006	258,192		175,810	54,763	206,554	27,178	30,449	752,946

Karel Huijser	2008	408,813	25,000	69,370	40,904	—	47,894	104,828	696,809
Vice President,	2007	412,412		237,987	40,747	163,376	35,926	133,190	1,023,637
International(1)

Don B. Westman	2008	308,481		11,498	24,358	—	—	23,629	367,966
Vice President,	2007	300,000		133,170	24,259	145,281	—	10,525	613,235
Global Operations

Steven M. Coopersmith Former Vice President, Global Marketing(2)	2008	136,351		(5,962)	20,601	—	—	418,018	569,008

____________________

(1)	Currency is converted from Euros to U.S. Dollars using the daily average exchange rate of 1.40970 on December 31, 2008. This exchange rate has been utilized on all applicable compensation tables.
(2)	Mr. Coopersmith’s employment terminated on July 4, 2008.
(3)	Mr. Huijser received a one-time performance recognition bonus of $25,000 for his work in completing various international acquisitions.
(4)

We determine the fair value of the stock awards as of the date of grant and recognize the expense over the applicable vesting period.  Amounts represent compensation costs recognized by us during 2006, 2007 or 2008, as applicable, for financial statement reporting purposes under SFAS No. 123(R), based on the valuation of stock awards granted in the corresponding year and prior years utilizing the assumptions discussed in Footnote 13 to our financial statements for the year ended December 31, 2006, Footnote 14 to our financial statements for the year ended December 31, 2007 and Footnote 15 to our financial statements for the year ended December 31, 2008, but disregarding any estimate of service-based forfeitures.

(5)

Compensation costs recognized by us during the applicable year for financial statement reporting purposes under SFAS No. 123(R), based on the valuation of option awards granted in the corresponding year and prior years utilizing assumptions discussed in Footnote 13 to our financial statements for the fiscal year ended December 31, 2006, Footnote 14 to our financial statements for the fiscal year ended December 31, 2007, and Footnote 15 to our financial statements for the fiscal year ended December 31, 2008, but disregarding any estimate of service-based forfeitures.

(6)	Amounts reflect the cash portion of the LTIP and the STIP. In 2008 there were no payouts from the 2006 LTIP or the 2008 STIP.

(7)

Amounts represent the change in the present value of the accrued pension benefit for the last fiscal year. The present value as of December 31, 2007, was calculated by discounting the accrued benefit payable at normal retirement age using a 6.6% discount rate and the RP-2000 Combined Health Mortality Table for males and females, with generational mortality projected using Scale AA.  The present value as of December 31, 2008 utilized the same method, but used a discount rate of 6.9%.

(8)	All Other Compensation for 2008 consists of the following:
	Profit Sharing Plan			Severance ($)	Education ($)	Car ($)	Tax Gross- ups ($)	Dividends ($)	Total ($)
	Match	Profit Sharing	Excess
Name	($)	($)	($)	(a)	(b)	(c)	(d)	(e)
H. Chris Killingstad	6,900	4,600	35,076	—	—	—	—	2,661	49,237
Thomas Paulson	6,900	4,600	12,314	—	—	—	—	1,176	24,990
Thomas J. Dybsky	6,900	4,600	7,340	—	—	—	—	859	19,699
Karel Huijser	—	—	—	—	74,235	26,293	—	4,300	104,828
Don B. Westman	6,900	4,600	11,188	—	—	—	—	941	23,629
Steven M. Coopersmith	3,722	—	31	369,663	—	—	43,931	671	418,018

____________________

(a)

Includes one year's base pay ($258,185), 2008 STIP at target ($103,274), and Company contributions to medical/dental and group life insurance coverage for twelve months ($8,203) paid in accordance with Mr. Coopersmith's executive employment agreement.

(b)	Reimbursements for dependent education paid by us pursuant to Mr. Huijser's employment agreement.
(c)	Company car expenses paid for Mr. Huijser in accordance with his employment agreement.
(d)	Includes tax gross-ups for a marketing trip and for fees incurred due to an administrative error in the distribution of Mr. Coopersmith's deferred compensation account.
(e)	Includes value of dividends paid on Company stock which is not reflected in the FAS 123(R) values reported in the Stock Awards column of the Summary Compensation Table.

GRANTS OF PLAN-BASED AWARDS IN 2008

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards					Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)		Maximum ($)		Target (#)		Maximum (#)
H. Chris Killingstad	2/29/2008	2/20/2008		234,951	(1)	469,901	(1)	15,219	(1)	30,438	(1)			548,188
				493,106	(2)
	2/29/2008	2/20/2008										694	(3)	24,998
Thomas Paulson	2/29/2008	2/20/2008		70,269	(1)	140,539	(1)	4,551	(1)	9,102	(1)			163,927
				167,308	(2)
	2/29/2008	2/20/2008										333	(3)	11,995
Thomas J. Dybsky	2/29/2008	2/20/2008		41,778	(1)	83,556	(1)	2,706	(1)	5,412	(1)			139,248
				111,408	(2)
	2/29/2008	2/20/2008										889	(3)(4)	11,995
Karel Huijser	2/29/2008	2/20/2008		78,908	(1)	157,817	(1)	5,081	(1)	10,162	(1)			183,018
				197,271	(2)
	2/29/2008	2/20/2008										333	(3)	11,995
Don B. Westman	2/29/2008	2/20/2008		55,890	(1)	111,780	(1)	3,620	(1)	7,240	(1)			130,392
				139,725	(2)
	2/29/2008	2/20/2008										333	(3)	11,995
Steven M. Coopersmith	2/29/2008	2/20/2008		38,728	(1)	77,456
				103,274	(2)(6)
	2/29/2008	2/20/2008										333	(3)	11,995

____________________

(1)

The 2008 LTIP was awarded under the terms and conditions of the 2007 Stock Incentive Plan.  The 2008 LTIP is paid 30% in cash and 70% in stock. There is no threshold and the maximum payout is 200% of  target.

(2)	The 2008 STIP plan has no threshold and does not have a maximum, although the portion of any payout that exceeds 200% of target will be paid in restricted stock, vesting 50% per year over two years.

(3)

In lieu of executive perquisites, we provided a grant of restricted stock.  The grant date fair value of these awards ranged from $11,995 to $24,998, and were awarded under the terms and conditions of the 2007 Stock Incentive Plan.

(4)	Mr. Dybsky received 556 shares as a 20% premium on his 2007 STIP because he elected to defer his award into Deferred Stock Units.
(5)	Grant date fair value calculated based on target number of shares.
(6)

Pursuant to his executive employment agreement, Mr. Coopersmith will receive his 2008 STIP target, to be paid out in March, 2009.  The remainder of the awards listed were forfeited upon his termination.

OUTSTANDING EQUITY AWARDS AT 2008 FISCAL YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(1)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
H. Chris Killingstad	40,000(2)		20.995	4/8/2012
	27,200(2)		15.375	2/19/2013
	19,200(2)		20.815	2/17/2014
					694(3)	10,688
							31,140(4)	479,556
Thomas Paulson	6,667	3,333(2)	24.995	3/23/2016
					333(5)	5,128
							8,805(6)	135,597
Thomas J. Dybsky	20,388(2)		16.063	2/24/2010
	6,600(2)		22.425	2/22/2011
	16,300(2)		17.450	2/21/2012
	14,200(2)		15.375	2/19/2013
	11,000(2)		20.815	2/17/2014
	15,000(2)		23.710	11/8/2015
					382(7)	5,883
							6,284(8)	96,774
Karel Huijser	6,667	3,333(2)	27.650	11/1/2016
					333(9)	5,128
							10,025(10)	154,385
Don B. Westman	4,000	2,000(2)	27.440	10/30/2016
					333(11)	5,128
							7,663(12)	118,010
Steven M. Coopersmith(13)	—	—	—	—	—	—	—	—

____________________

(1)	2007 and 2008 LTIP awards are reflected at target.
(2)	Stock options granted with a ten year term become exercisable in 33.33% increments on each annual anniversary of the date of the grant.
(3)	Restricted stock award of 694 shares granted on 2/29/08 will vest 100% on 12/31/09.
(4)

2007 LTIP award of 15,921 units granted on 2/14/07 will vest on 12/31/09 if the specified performance conditions are met.  2008 LTIP award of 15,219 shares will vest on 12/31/10 if the specified performance conditions are met.

(5)	Restricted stock award of 333 shares granted on 2/29/08 will vest 100% on 12/31/09.
(6)

2007 LTIP award of 4,254 units granted on 2/14/07 will vest on 12/31/09 if the specified performance conditions are met.  2008 LTIP award of 4,551 shares will vest on 12/31/10 if the specified performance conditions are met.

(7)	Restricted stock award of 333 shares granted on 2/29/08 will vest 100% on 12/31/09. The remaining 50% of the original stock award of 99 shares granted on 2/23/07 will vest on 2/23/09.
(8)

2007 LTIP award of 3,022 units granted on 2/14/07 will vest on 12/31/09 if the specified performance conditions are met.  2008 LTIP award of 2,706 units granted on 2/29/08 will vest on 12/31/10 if the specified performance conditions are met.  2007 STIP DSU 20% premium award of 556 units granted on 2/29/08 will vest on 2/29/11.

(9)	Restricted stock award of 333 shares granted on 2/29/08 will vest 100% on 12/31/09.
(10)

2007 LTIP award of 4,944 units granted on 2/14/07 will vest on 12/31/09 if the specified performance conditions are met.  2008 LTIP award of  5,081 units granted on 2/29/08 will vest on 12/31/10 if the specified performance conditions are met.

(11)	Restricted stock award of 333 shares granted on 2/29/08 will vest 100% on 12/31/09.
(12)

2007 LTIP award of 4,043 units granted on 2/14/07 will vest on 12/31/09 if the specified performance conditions are met.  2008 LTIP award of 3,620 units granted on 2/29/08 will vest on 12/31/10 if the specified performance conditions are met.

(13)	Mr. Coopersmith’s equity awards were forfeited upon his termination of employment.

OPTION EXERCISES AND STOCK VESTED IN 2008

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
H. Chris Killingstad	2,729	76,936
Thomas Paulson	414	6,562
Thomas J. Dybsky	14,084	274,125
Karel Huijser	5,414	126,162
Don B. Westman	4,164	172,649
Steven M. Coopersmith	27,654	362,304

Tennant Company Pension Plan

The Tennant Company Pension Plan provides fixed retirement benefits for certain employees of our Company. The Plan is open to employees hired on or before December 31, 2000, who met the Plan’s participation requirements on or before that date and who elected to remain in the Plan after December 31, 2000. No employees hired on or after January 1, 2001, are eligible to participate in this plan. The Tennant Netherlands Pension Plan is still open for new enrollment.

Under the Pension Plan, the normal monthly retirement benefit is calculated as the participants’ years of credited services up to 30 years, times the difference between (a) 1.4% of the participants’ Final Average Monthly Earnings and (b) the lesser of .609% of the participants’ Final Average Monthly Earnings, 1/12 of the participants Final Average Compensation, or 1/12 of Social Security Covered Compensation. Participants may retire with an unreduced benefit at age 65, or, if earlier, when the sum of their age and service is equal to or greater than 85. Optional forms of benefit may be elected that are actuarially equivalent to the normal form of benefit. Currently under ERISA, as amended, the maximum annual amount that can be paid during 2008 to any individual is $180,000. Amounts in excess of that maximum as well as amounts based on compensation that is excluded from the Plan formula by ERISA or the terms of the Plan are covered under the Tennant Company Excess Benefit Plan.

Tennant Company Excess Benefit Plan

The Tennant Company Excess Benefit Plan is a component of the Tennant Company Executive Deferred Compensation Plan that provides additional retirement benefits for selected highly compensated employees participating in the Tennant Company Pension Plan. Employees participating in the Excess Benefit Plan will receive a retirement benefit equal to the additional benefits which would have been provided under the Pension Plan if (a) the limitations imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code were not applicable, and (b) management bonuses were included in certified earnings, and (c) compensation deferred under the terms of the Executive Deferred Compensation Plan were included in certified earnings for the plan year in which such amounts would have been paid in the absence of the deferral.

PENSION BENEFITS FOR 2008

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
H. Chris Killingstad	Tennant Pension Plan	—	—
	Tennant Executive Deferred Compensation Plan	—	—
Thomas Paulson	Tennant Pension Plan	—	—
	Tennant Executive Deferred Compensation Plan	—	—
Thomas J. Dybsky	Tennant Pension Plan(1)	10.25	177,232
	Tennant Executive Deferred Compensation Plan(2)	10.25	120,042
Karel Huijser	Tennant Netherlands Pension Plan(3)	2.16	100,810
Don B. Westman	Tennant Pension Plan	—	—
	Tennant Executive Deferred Compensation Plan	—	—
Steven M. Coopersmith	Tennant Pension Plan	—	—
	Tennant Executive Deferred Compensation Plan	—	—

____________________

(1)

The present value as of December 31, 2008, was calculated by discounting the accrued benefit payable at normal retirement age using a 6.9% discount rate and the RP-2000 combined Health Mortality Table for males and females, with generational mortality projected using Scale AA.

(2)	Defined Benefit portion of the Nonqualified Deferred Compensation Plan. These amounts are not included in the Nonqualified Deferred Compensation Table.
(3)	Amount reflects Company contributions to Mr. Huijser’s Pension Plan.

Non-Qualified Deferred Compensation for 2008

Three elements of Total Compensation may be deferred: base salary, STIP payouts, and LTIP payouts. Our Named Executives may elect to defer 0-25% of their base salary, 0-100% of their payout, and 0-100% of their LTIP payout. As there were no payouts under the 2008 STIP or the 2006 LTIP, there were no deferrals under those plans.

The interest rate for 2008 Non-Qualified Deferred Compensation was 5.19%. This amount was calculated based on the ten-year bond rating as of December 12, 2008, with one percentage point being added to yield the interest rate of 5.19%.

NON-QUALIFIED DEFERRED COMPENSATION IN 2008

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)(2)	Aggregate Earnings in Last FY ($)	Aggregate Balance at Last FYE ($)(4)
H. Chris Killingstad	—	35,076	7,043	174,630
Thomas Paulson	—	12,314	477	21,774
Thomas J. Dybsky	—	27,367	(61,276)(3)	376,044
Karel Huijser	—	—	—	—
Don B. Westman	46,272(1)	11,188	10,852	293,568
Steven M. Coopersmith	—	31	7,129	115,661

____________________

(1)	Amount represents 15% of Mr. Westman's 2008 salary.
(2)	Also included in the All Other Compensation column of the Summary Compensation Table.
(3)	Includes deferred stock units that will settle in the form of Company stock, the value of which decreased by 65% throughout 2008.

(4)

In addition to amounts reported in the Summary Compensation Table for 2008, as reflected in footnote 1 and 2 above, the following amounts were reported as compensation for the named executive officers in the Summary Compensation Table for prior years: (a) Mr. Killingstad: $76 of Non-Qualified Deferred Compensation Earnings and $35,583 of All Other Compensation for 2006, and $51,577 of All Other Compensation for 2007; (b) Mr. Paulson: $181 of All Other Compensation for 2006, and $8,791 of All Other Compensation for 2007; (c) Mr. Dybsky: $208 of Non-Qualified Deferred Compensation Earnings, $32,143 of stock awards, and $12,219 of All Other Compensation for 2006, and $164,487 of Non-Equity Incentive Plan Compensation and $19,390 of All Other Compensation for 2007; (d) Mr. Westman: $145,281 of Non-Equity Incentive Plan Compensation, and $2,640 of All Other Compensation for 2007.

Potential Payments upon Termination or Change in Control

We are a party to agreements with our executives that together establish the terms of the employment relationship between us and the executive, the terms under which that relationship may be ended, and the rights and obligations of the parties after the employment relationship ends. Collectively these agreements are referred to as the “Executive Agreements,” and consist of an Executive Employment Agreement and a Management Agreement. The Executive Agreements were modified in 2008 in response to new interpretations and requirements under Sections 162(m) and 409A of the Internal Revenue Code. Except as noted below, none of the revisions were intended to materially change either the level of benefit collectively provided to each executive or the events triggering payment of the benefits.

The Executive Agreements address various termination of employment scenarios, including an executive’s involuntary termination without cause, an executive’s voluntary termination for good reason, and an executive’s death or disability. No severance payments are made to executives who are terminated for cause. An executive agrees under the Executive Agreements not to compete with us during employment or for a period of 12 months after employment ends, not to disclose our confidential information during or after employment for as long as the information retains its confidential nature, and not to solicit our employees or customers for a period of 12 months after employment ends. Severance payments as described below under the Executive Agreements are conditioned on an executive remaining in compliance with these requirements, including an obligation to inform us of any potentially competitive activities during the 12-month post-employment period, and signing a release of claims in favor of the Company. The Executive Agreements also provide that severance payments under those agreements will be reduced by the amount of any other severance compensation an executive is eligible to receive from us under any other agreement or plan of ours providing compensation in the event of involuntary termination.

As described below, our equity-based incentive plans and the award agreements under those plans also call for compensation to be provided under certain circumstances in connection with an executive officer’s termination of employment or a change in control of the Company.

Executive Employment Agreement

The Executive Employment Agreement describes the rights and obligations of the Company and the executive in connection with the executive’s separation from employment in situations other than following or in connection with a change in control. Under the Executive Employment Agreement:

•	Upon any termination of employment, an executive will receive any earned but unpaid base salary, vacation pay, and STIP payments for the preceding year.
•	Upon a termination due to death or disability, an executive (or beneficiary) will also receive base salary through the last day of the calendar month in which the termination occurs.
•

Upon termination by us without cause or by the executive for good reason, the executive is entitled to receive (i) an amount equal to one year’s base salary, (ii) an amount equal to a pro-rata portion of the award that would have been payable to the executive under the STIP for the year of termination had the executive been employed for the full year, based on the actual performance of objectives (not target performance, as the Executive Employment Agreement provided prior to revision in 2008), with such amount before proration not to exceed an award based on target performance, and (iii) continued Company contributions to medical/dental coverage and group life insurance coverage for up to 12 months.

•

The timing of the payment of the foregoing amounts is as follows: The executive is paid his or her base salary in accordance with our regular payroll practices for a period of 12 consecutive months following the date of termination. If the payment of base salary exceeds the amount that would cause it to be considered a deferral of compensation under Section 409A of the Internal Revenue Code, the excess will be paid in a lump sum within 2½ months of the termination date. The executive’s STIP payment is made at the normal payment date, but in no event later than 2½ months after the end of the STIP plan year. The medical, dental and group life insurance contributions will be paid for a period of up to 12 months after the termination date, unless the executive is no longer eligible for COBRA continuation coverage or fails to timely pay the employee portion of such premiums.

For purposes of the Executive Employment Agreement, “cause” means (i) executive’s material breach of the agreement that is not remedied within 30 days after receiving written notice from us, (ii) an executive’s dishonest act(s) intended to result in gain or personal enrichment at our expense, (iii) an executive’s persistent, willful and deliberate failure to perform his or her duties that constitutes gross neglect and is not remedied within 90 days of receipt of written notice from us, or (iv) an executive’s indictment or conviction for a felony if the underlying acts are substantially detrimental to us or our reputation.

For purposes of the Executive Employment Agreement, “good reason” means the occurrence of the following without executive’s consent: (i) our material breach of the agreement, or (ii) a material diminution in the executive’s authority, duties or responsibilities other than for cause or on account of disability; provided that in either case the executive gives us notice within 90 days of the first occurrence of the condition and we fail to remedy it within 30 days after receipt of written notice.

Management Agreement

Recognizing the need to retain executives in our service if there is a possible change in control, and in order to facilitate an orderly transition in the event of an actual change in control, the Management Agreement provides for severance compensation if an executive is terminated under certain circumstances after or in connection with a change in control. Under the Management Agreement:

•

If within three years of a change in control an executive is involuntary terminated without cause or terminates his or her employment for good reason, then change in control severance compensation consists of (i) an amount equal to three times the executive’s average annual taxable compensation from us during the executive’s five taxable years preceding the change in control, minus $1.00, (ii) a pro-rata payment of the executive’s STIP award for the year of termination, assuming all performance targets had been met, and (iii) continued Company contributions to the cost of medical/dental coverage and group life insurance coverage for up to 18 months following the date of termination (pursuant to revisions in 2008, the benefits continuation has been limited to the COBRA continuation period). The cash portion of such payments will be made in a lump sum within 2½ months after the termination date.

•

If an executive voluntarily terminates employment without good reason during the thirteenth month after a change in control, then change in control severance compensation consists of (i) an amount equal to the executive’s average annual taxable compensation from us during the executive’s five taxable years preceding the change in control, minus $1.00, payable in a lump sum within 2½ months after the first day of the thirteenth month after a change in control, and (ii) continued Company contributions to the cost of medical/dental coverage and group life insurance coverage for up to 12 months following the executive’s termination date.

•

If an executive is involuntarily terminated or terminates his or her employment for good reason prior to an event that would otherwise constitute a change in control, such termination is in connection with or in anticipation of a change in control, and a change in control ultimately occurs, then change in control severance compensation will be payable consistent with the first bullet point above, except that the severance pay will be paid within 2½ months after the change in control.

•

If an executive’s employment is terminated due to death or disability and the executive is not otherwise entitled to payments or benefits under either of the first two bullet points above, the executive (or beneficiary) will receive base salary paid through the end of the month in which termination occurs.

For purposes of the Management Agreement, “cause” is defined more narrowly than under the Executive Employment Agreement, and means (i) an executive’s persistent, willful and deliberate failure to perform his or her duties that constitutes gross neglect and is not remedied within 90 days of receipt of written notice from us, or (ii) an executive’s indictment or conviction for a felony if the underlying acts are substantially detrimental to us or our reputation.

For purposes of the Management Agreement, “good reason” is defined more broadly than under the Executive Employment Agreement, and includes the following in addition to the factors cited in the Executive Employment Agreement (i) the executive’s duties, responsibilities, authority or compensation are materially diminished as compared to his or her duties, responsibilities, authority or compensation before the change in control, for reasons other than cause or disability, (ii) we fail to obtain assumption of the Management Agreement by any successor, (iii) we require the executive to relocate to any place other than a location within 25 miles of the location at which the executive performed duties immediately prior to the change in control, or (iv) we require that the executive travel on Company business to a substantially greater degree than required immediately prior to the change in control.

For purposes of the Management Agreement, “change in control” means (i) a majority of our directors are individuals who were not appointed by our Board to fill vacancies on the Board and were not supported by our Board for election by our shareholders, (ii) 35% or more of our common stock or of the voting power of our securities generally is acquired or beneficially owned by an individual, entity or group (subject to certain exceptions for certain affiliates and employee benefit plans), (iii) we consummate a merger with or into another entity, unless the surviving entity is more than 50% owned by our shareholders prior to the merger in substantially the same proportions, and no individual, entity or group beneficially owns more than 35% of the surviving entity, (iv) we consummate an exchange of our voting securities for cash, securities or other property, unless our shareholders receive in the exchange voting securities of a parent corporation that is more than 50% owned by our shareholders prior to the exchange in substantially the same proportions, (v) we consummate a sale or other disposition of all or substantially all of our assets, (vi) our shareholders approve a definitive plan to liquidate or dissolve the Company, (vii) we enter into an agreement relating to a change in control as described in clauses (i) through (v) above and such change in control ultimately occurs, or (viii) a tender or exchange offer or proxy contest is commenced that ultimately results in a change in control described in clauses (i) or (ii) above.

Change in control severance compensation under the Management Agreement, as well as any other compensation under other plans or agreements that is contingent upon a change in control, may be reduced to the extent necessary to avoid excise taxation to the executive and non-deductibility to the Company under federal income tax laws applicable to “parachute payments.”

Our equity incentive plans allow for acceleration of stock options upon an executive’s death, disability or retirement and upon a change of control of our Company. Upon death or disability, options generally become exercisable in full, and may be exercised at any time, or from time to time, within five years of the executive’s date of death or date of termination due to disability. Upon retirement, options generally become exercisable in full and may be exercised within three months of the date of termination due to the executive’s retirement, or any such longer period as the Committee administering the plan may permit. For purposes of our equity compensation plans, “retirement” is generally defined as termination on or after age 55, provided that the executive has been employed by us or our affiliates for at least ten years, or termination of employment on or after age 62, provided, under certain plans, that the executive has given us at least six months’ prior written notice of such termination. Upon a change in control, options generally become exercisable in full, subject to our right to cash out the options by paying the spread.

The plans generally allow for a pro-rata portion of any performance shares to be paid out upon an executive’s death, disability or retirement. The payment is based on the extent to which achievement of performance targets were satisfied at the end of the performance period and pro-rated for length of employment within the performance period.

A pro-rata share of restricted stock is generally payable upon the executive’s death, disability or retirement. The executive, or his or her successor, shall be entitled to the number of shares of restricted stock under outstanding awards, pro-rated for the portion of the term of the awards during which the executive was employed. All restrictions are lifted with respect to such pro-rated shares.

Assuming that a termination event or change in control occurred on December 31, 2008, the total compensation payable to each Named Executive who was employed by us on such date is:

PAYMENTS DUE UPON TERMINATION WITHOUT CAUSE

OR TERMINATION FOR GOOD REASON

Name	Base Salary ($)	Pro-rated STIP ($)(1)	Benefits ($)	Total ($)
H. Chris Killingstad	580,125	—	8,203	588,328
Thomas Paulson	334,616	—	8,203	342,819
Thomas J. Dybsky	278,519	—	8,071	286,590
Karel Huijser	408,813	—	1,976	410,789
Don B. Westman	310,500	—	8,203	318,703
Steven M. Coopersmith(2)	258,186	103,274	8,203	369,663

____________________

(1)

For all Named Executives other than Mr. Coopersmith, amounts represented reflect pro-rated STIP payments based on the form of executive employment agreement in effect on December 31, 2008.  For 2008, these payments would have been zero.  Mr. Coopersmith was paid his target 2008 STIP award based on his executive employment agreement, which was in place on the date of his termination.

(2)	Mr. Coopersmith's employment terminated on July 4, 2008. Amount reported reflects benefits he became entitled to upon his termination.

PAYMENTS DUE UPON TERMINATION WITHIN

THREE YEARS OF THE CHANGE IN CONTROL EVENT(1)

Name	Average Annual Compensation *3 – $1 ($)	STIP Target ($)	Benefits ($)	Total ($)
H. Chris Killingstad	3,647,587	493,106	8,203	4,148,896
Thomas Paulson	1,293,152	167,308	8,203	1,468,663
Thomas J. Dybsky	1,429,095	111,408	8,071	1,548,574
Karel Huijser	1,233,636	183,839	1,976	1,419,451
Don B. Westman	1,084,793	139,725	8,203	1,232,722

____________________

(1)

Named Executives would also have accelerated vesting of unvested restricted stock and stock options. Refer to the Additional Potential Benefits Upon Change in Control or Termination Due to Death, Disability, or Retirement Table.

PAYMENTS DUE UPON VOLUNTARY RESIGNATION WITHOUT GOOD REASON DURING

THE THIRTEENTH MONTH AFTER THE CHANGE IN CONTROL EVENT(1)

Name	Average Annual Compensation – $1 ($)	STIP Target ($)	Benefits ($)	Total ($)
H. Chris Killingstad	1,215,862	493,106	8,203	1,717,171
Thomas Paulson	431,050	167,308	8,203	606,561
Thomas J. Dybsky	476,364	111,408	8,071	595,843
Karel Huijser	411,211	183,839	1,976	597,026
Don B. Westman	361,597	139,725	8,203	509,526

____________________

(1)

Named Executives would also have accelerated vesting of unvested restricted stock and stock options. Refer to the Additional Potential Benefits Upon Change in Control or Termination Due to Death, Disability, or Retirement Table.

ADDITIONAL POTENTIAL BENEFITS UPON CHANGE IN CONTROL OR

TERMINATION DUE TO DEATH, DISABILITY OR RETIREMENT

Name	Value of Accelerated Equity Awards ($)
H. Chris Killingstad	5,814
Thomas Paulson	2,790
Thomas J. Dybsky	2,845
Karel Huijser	2,790
Don B. Westman	2,790

____________________

(1)

Amounts reflect only the acceleration of restricted stock awards outstanding as of December 31, 2008.  The fair market value of our stock on December 31, 2008 was less than the exercise price of all unvested stock options held by our Named Executives.  As a result, no Named Executive would have been entitled to any payment as a result of the acceleration of exercisability of stock options if such executive’s employment had been terminated due to death, disability or retirement on December 31, 2008, or if a change in control of the Company had occurred on that date.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of the Company’s Common Stock that may be issued under the Company’s equity compensation plans, as of December 31, 2008.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	(b) Weighted-average exercise price of outstanding options, warrants and rights(2)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities in column (a))
Equity compensation plans approved by security holders	1,040,932	$20.33	1,798,167
Equity compensation plans not approved by security holders	0	0	0
Total	1,040,932	$20.33	1,798,167

____________________

(1)

Amount includes outstanding awards under the 1992 Stock Incentive Plan, the 1993 Non-Employee Director Plan, the 1995 Stock Incentive Plan, the 1997 Non-Employee Director Stock Option Plan, the 1998 Management Incentive Plan, and the 1999 Stock Incentive Plan, each as amended (the “Plans”). Amount includes shares of Common Stock that may be issued upon exercise of outstanding stock options under the Plans. Amount also includes shares of Common Stock that may be paid in cash upon exercise of outstanding stock appreciation rights under the Plans. Amount also includes shares of Common Stock that may be issued upon settlement of deferred stock units (phantom stock) under the Plans. Stock appreciation rights and deferred stock units may be settled in cash, stock or a combination of both. Column (a) includes the maximum number of shares that could be issued upon a complete distribution of all outstanding stock options, stock appreciation rights, and deferred stock units.

(2)	Column (b) includes the weighted-average exercise price for outstanding stock options and stock appreciation rights.

OTHER INFORMATION

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of March 2, 2009, information regarding:

•	Beneficial owners of more than 5% of our Common Stock,
•	Ownership by directors and director nominees,
•	Ownership by the Named Executives as listed in the Summary Compensation Table, and
•	Ownership by all directors and all executive officers as a group.

Except as otherwise noted, the shareholders listed have sole voting and investment powers with respect to the Common Stock owned by them.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock(1)
Vanguard Fiduciary Trust Company 500 Admiral Nelson Blvd. Malvern, PA 19355	1,706,883 shares Vanguard has sole voting power for 0 shares, shared voting power for 1,706,883 shares, sole investment authority for 0 shares, and shared investment authority for 1,706,883 shares.(2)(3)	9.3%
Royce & Associates, LLC 1414 Avenue of the Americas New York, NY 10019	2,252,300 shares Royce & Associates LLC has sole voting power for 2,252,300 shares, shared voting power for 0 shares, sole investment authority for 2,252,300 shares, and shared investment authority for 0 shares.(2)(4)	12.3%
Keeley Asset Management Corp. 401 South LaSalle Street Chicago, IL 60605	2,002,900 shares in aggregate Keeley Asset Management has sole voting power for 1,926,510 shares, shared voting power for 0 shares, sole investment authority for 2,002,900 shares, and shared investment authority for 0 shares.(2)(5)	11.0%
Neuberger Berman Inc. 605 Third Avenue New York, NY 10158	1,194,260 in aggregate Neuberger Berman has sole voting power for 1,360 shares, shared voting power for 1,003,600 shares, sole investment authority for 0 shares, and shared investment authority for 1,194,260 shares.(2)(6)	6.5%
H. Chris Killingstad	150,920 shares(7)(8)	*
Thomas Paulson	17,093 shares(7) (9)	*
Karel Huijser	17,414 shares(10)	*
Don B. Westman	13,334 shares(7)(11)	*
Thomas J. Dybsky	91,082 shares(7)(12)	*
Steven M. Coopersmith	6,532 shares(7)	*
William F. Austen	4,955 shares(13)	*
Jeffrey A. Balagna	13,100 shares(14)	*
Carol S. Eicher	1,048 shares	*
James T. Hale	29,944 shares(15)	*
David Mathieson	12,568 shares(16)	*
Edwin L. Russell	22,688 shares(17)	*
Stephen G. Shank	31,185 shares(18)	*
Steven A. Sonnenberg	9,526 shares(19)	*
All Directors and executive officers as a group (17 persons)	477,526 shares(7)(20)	2.6%

____________________

(1)	An asterisk in the column listing the percentage of shares beneficially owned indicates the person owns less than 1% of the total.
(2)

The information set forth above as to the Amount and Nature of Beneficial Ownership is based upon Schedule 13G statements filed with the Securities and Exchange Commission reflecting beneficial ownership as of December 31, 2008.

(3)

This number includes shares held in trust as of December 31, 2008, for the benefit of employees in certain of the Company’s employee benefit plans, all of which have been allocated to plan participants. The plan trustee votes shares allocated to participant accounts as directed by participants. Shares held by the trustee on behalf of the plans as to which participants have made no timely voting directions are voted by the plan trustee in the same proportions as shares for which directions are received. Shares held by the trustee on behalf of the plans may be disposed of by the plans or the trustee only in accordance with the terms of the plans. For tender decisions, if no instruction is received from a participant, the shares will not be tendered.

(4)

Includes various accounts managed by Royce & Associates, LLC, which have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of shares of the Company. The interest of one account, Royce Value Plus Fund, an investment company registered under the Investment Company Act of 1940 and managed by Royce & Associates, LLC, amounted to 1,024,000 shares.

(5)	Keeley Small Cap Value Fund, a series of Keeley Funds, Inc., does not have or share voting or investment authority, but shares beneficial ownership over 1,515,000 of the shares.
(6)

Neuberger Berman Inc. and its related entities are deemed to beneficially own the shares as an investment advisor to many unrelated clients. The Neuberger entities share power to make decisions whether to retain or dispose and vote the shares.

(7)	Includes shares allocated to the individual or group under the Tennant Profit Sharing and ESOP Plan.
(8)	Includes 86,400 shares covered by currently exercisable options granted to Mr. Killingstad.
(9)	Includes 10,000 shares covered by currently exercisable options granted to Mr. Paulson.
(10)	Includes 6,667 shares covered by currently exercisable options granted to Mr. Huijser.
(11)	Includes 4,000 shares covered by currently exercisable options granted to Mr. Westman.
(12)	Includes 83,488 shares covered by currently exercisable options granted to Mr. Dybsky.
(13)	Includes 1,626 shares covered by currently exercisable options granted to Mr. Austen.
(14)	Includes 6,668 shares covered by currently exercisable options granted to Mr. Balagna.
(15)	Includes 16,668 shares covered by currently exercisable options granted to Mr. Hale.
(16)	Includes 2,010 shares covered by currently exercisable options granted to Mr. Mathieson.
(17)	Includes 4,002 shares covered by currently exercisable options granted to Mr. Russell.
(18)	Includes 18,468 shares covered by currently exercisable options granted to Mr. Shank.
(19)	Includes 4,152 shares covered by currently exercisable options granted to Mr. Sonnenberg.
(20)	Includes 281,256 shares covered by currently exercisable options granted to executive officers (including Named Executives) and directors of our Company.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities and Exchange Act of 1934 requires that our directors and executive officers file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of copies of these forms furnished to us, and written representations from the directors and executive officers, all Section 16(a) filing requirements were met for the year ending December 31, 2008, except for:

•	Form 4 for Mr. Dybsky relating to a sale of shares on May 15, 2008 was filed on May 30, 2008.
•

Form 4s for Mr. Dybsky, Mr. Killingstad, Ms. Hoard and Mr. Coopersmith relating to the forfeiture of shares for taxes owed upon lapsing of restrictions on February 14, 2008, were filed on March 4, 2008.

•	Form 4 for Mr. Dybsky relating to the forfeiture of shares for taxes owed upon lapsing of restrictions on February 23, 2008, was filed on March 4, 2008.

Related Person Transaction Approval Policy

In February 2007, our Board of Directors adopted a written related person transaction approval policy, which sets forth our Company’s policies and procedures for the review, approval or ratification of certain related person transactions. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our Company or an executive is a participant and in which a related person has a direct or indirect interest, but exempts the following:

•

Payment of compensation by our Company to a related person for the related person’s service to our Company in the capacity or capacities that give rise to the person’s status as a “related person” (provided such compensation was approved by the Board of Directors or a Committee of the Board of Directors, if such approval was required);

•	Transactions available to all employees or all shareholders of our Company on the same terms; and
•	Transactions, which when aggregated with the amount of all other transactions between the related person and our Company, involve less than $120,000 in a fiscal year.

Our Board of Directors must approve any related person transaction subject to this policy before commencement of the related person transaction or, if the transaction is not identified prior to its commencement, the transaction must be submitted to our Board of Directors for ratification. The Board will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a related person transaction:

•	Whether the terms are fair to our Company;
•	Whether the transaction is material to our Company;
•	The role the related person has played in arranging the related person transaction;
•	The structure of the related person transaction; and
•	The interests of all related persons in the related person transaction.

The Board may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our Company and the related person taking such precautionary actions as the Board deems appropriate.

We paid $356,000 to Pamela K. Knous, a former member of our board, in June, 2008. The payment represents a portion of the value of Ms. Knous’ vested stock options that expired unexercised upon her resignation from our board on February 14, 2008. We made this payment to Ms. Knous because there was confusion over whether she would have a period of time to exercise her stock options following her resignation.

Attendance of Directors at Annual Meetings

As set forth in our Corporate Governance Principles, all members of our Board of Directors are encouraged to attend all annual meetings of shareholders. All of the directors attended the 2008 Annual Meeting of Shareholders.

Shareholder Proposals

Shareholder proposals intended to be presented at the 2010 Annual Meeting should be sent to our Corporate Secretary at 701 North Lilac Drive, P.O. Box 1452, Minneapolis, MN 55440-1452. Proposals must be received on or before November 20, 2009, to be eligible for inclusion in our Proxy Statement and form of Proxy relating to that meeting.

Shareholder proposals intended to be presented at the 2010 Annual Meeting, but not intended to be included in the Proxy Statement or form of Proxy for the meeting, must be received on or before January 29, 2010. Proxies solicited by our Board of Directors for that Annual Meeting will authorize the named Proxies on the Proxy Card to use their discretion in voting the Proxies when any such proposals are presented at the meeting.

See Nominations for the Board of Directors for information and requirements on how to recommend a potential director candidate person for consideration by the Governance Committee.

TENNANT COMPANY
701 NORTH LILAC DRIVE
P.O. BOX 1452
MINNEAPOLIS, MN 55440

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on April 28, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic Ballot.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER
COMMUNICATIONS
If you would like to reduce the costs incurred by Tennant Company in mailing proxy materials, you can consent to receiving all shareholder communications, including future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on April 28, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Tennant Company, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	TNTCM1	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

TENNANT COMPANY

The Board of Directors recommends a vote FOR all nominees listed and FOR the other proposals.

	Vote On Directors					For	Withhold	For All	To withhold authority to vote for either individual nominee, mark “For All Except” and write the number of the nominee on the line below.
						All	All	Except
	1.	TO ELECT DIRECTORS
Nominees:
		01) 02)	Jeffrey A. Balagna Steven A. Sonnenberg			☐	☐	☐

If elected, Messrs. Balagna and Sonnenberg will serve for a term of three years.

Vote On Proposals										For	Against	Abstain

2.	TO RATIFY THE APPOINTMENT OF KPMG LLP as the independent registered public accounting firm of the Company.									☐	☐	☐

3.	IN THEIR DISCRETION, the Proxies are authorized to vote upon such other business as may properly come before the meeting.									☐	☐	☐

Please sign exactly as name appears to the right.

For address changes and/or comments, please check this box and write them on the back where indicated.						☐

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.

				☐ Yes	☐ No

Signature [PLEASE SIGN WITHIN BOX]			Date				Signature (Joint Owners)		Date

TENNANT COMPANY
ANNUAL MEETING OF SHAREHOLDERS

10:30 a.m. CDT
Wednesday, April 29, 2009

Golden Valley Country Club
7001 Golden Valley Road
Golden Valley, MN 55427

               Driving Directions:

FROM THE WEST:

Highway 55 East to Winnetka Avenue (stoplight). Left on Winnetka to Golden Valley Road. Right on Golden Valley Road for approximately one mile. Entrance to clubhouse on the right, just after the railroad tracks.

FROM THE SOUTH:

Interstate 494 West to Highway 100 North. 100 North to Highway 55 West. 55 West to Douglas Drive (stoplight). Right on Douglas Drive to Golden Valley Road (2nd light). Left on Golden Valley Road approximately 1/3 mile. Entrance to clubhouse on the left, before the railroad tracks.

FROM THE EAST:
Downtown

Interstate 394 West to Highway 100 North. 100 North to Highway 55 West. 55 West to Douglas Drive (stoplight). Right on Douglas Drive to Golden Valley Road (2nd light). Left on Golden Valley Road approximately 1/3 mile. Entrance to clubhouse on the left, before the railroad tracks.

FROM THE NORTH:

Highway 100 South to Highway 55 West. 55 West to Douglas Drive (stoplight). Right on Douglas Drive to Golden Valley Road (2nd light). Left on Golden Valley Road approximately 1/3 mile. Entrance to clubhouse on the left, before the railroad tracks.

Important Notice Regarding the Availability of Proxy Materials for the [meeting type] Meeting:
The Notice and Proxy Statement, Form 10-K and Annual Report are available at www.proxyvote.com.

TNTCM2

TENNANT COMPANY 701 North Lilac Drive P.O. Box 1452 Minneapolis, MN 55440	PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints H. Chris Killingstad and Heidi M. Hoard, and each of them, as Proxies, each with the power to appoint his/her substitute, and hereby authorizes them or any of them to represent and to vote, as designated herein, all the shares of Common Stock of Tennant Company (the “Company”) held of record by the undersigned on March 2, 2009, at the Annual Meeting of Shareholders to be held on April 29, 2009, or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL PROPOSALS.

Furthermore, if I am a participant in the Tennant Company Profit Sharing and Employee Stock Ownership Plan (the “Plan”), I hereby instruct Vanguard Fiduciary Trust Company, as Trustee of the Plan, to “vote,” in the manner specified in the Plan, at the Annual Meeting of Shareholders, and at any adjournment thereof, all shares of Common Stock of the Company held in the Plan with respect to which I have authority to direct voting.

I understand that the Trustee will vote, in accordance with my instructions, the shares of the Company’s Common Stock allocated to the account under the Plan. The Trustee is hereby instructed to vote as indicated herein on the following proposals which are more fully described in the Company’s Notice of Annual Meeting of Shareholders and Proxy Statement dated March 20, 2009.

THESE INSTRUCTIONS, WHEN PROPERLY EXECUTED, WILL BE FOLLOWED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED PARTICIPANT. IF NO DIRECTION IS GIVEN TO THE TRUSTEE BY 5:00 P.M. (EDT) ON April 24, 2009, I UNDERSTAND THAT THE TRUSTEE WILL VOTE THE SHARES IN THE SAME PROPORTION AS THE SHARES OF ALL PARTICIPANTS WHO GAVE DIRECTIONS.

Address Changes/Comments:

See reverse for voting instructions.